     As filed with the Securities and Exchange Commission on June 21, 2001
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                 ------------

                        CROWN CASTLE INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)

        Delaware                     4899                    76-0470458
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or        Classification Number)
      organization)

                                 ------------

                            Mr. W. Benjamin Moreland
                             Senior Vice President
                     Chief Financial Officer and Treasurer
                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                                 (713) 570-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 ------------

                                   Copies to:
                             Stephen L. Burns, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                            New York, New York 10019

                                 ------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                       Proposed
                                         Proposed      Maximum
 Title of Each Class of     Amount       Maximum      Aggregate    Amount of
    Securities to be        to be     Offering Price   Offering   Registration
       Registered         Registered     Per Unit      Price(1)      Fee(2)
------------------------------------------------------------------------------
9 3/8% Senior Notes Due
 2011..................  $450,000,000      100%      $450,000,000   $112,500
------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933.
(2)Calculated pursuant to Rule 457(f)(2).

                                 ------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission relating to these securities is effective. + +This prospectus is not an offer to sell these securities and it is not an + +offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 21, 2001

PROSPECTUS

                      [LOGO OF CROWN CASTLE INTERNATIONAL]

                        CROWN CASTLE INTERNATIONAL CORP.

                                   --------

                               OFFER TO EXCHANGE

                      UP TO $450,000,000 PRINCIPAL AMOUNT
                                  OUTSTANDING
                          9 3/8% SENIOR NOTES DUE 2011
                                      FOR
                           A LIKE PRINCIPAL AMOUNT OF
                         REGISTERED 9 3/8% SENIOR NOTES
                                    DUE 2011

  The new 9 3/8% Senior Notes Due 2011 will be free of the transfer restrictions that apply to our outstanding, unregistered 9 3/8% Senior Notes Due 2011 that you currently hold, but will otherwise have substantially the same terms of these outstanding old notes. This offer will expire at 5:00 p.m.,
New York City time, on      , 2001, unless we extend it. The new notes will not
trade on any established exchange.

                                   --------

  Please see "Risk Factors" beginning on page 10 for a discussion of certain factors you should consider in connection with the exchange offer.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                 The date of this prospectus is June 21, 2001.

                                 ------------

                               TABLE OF CONTENTS

                                     Page                                       Page
                                     ----                                       ----
Where You Can Find More                       The Exchange Offer...............  22
 Information.......................   ii      Description of Notes.............  30
Incorporation of Documents by                 Certain U.S. Federal Income Tax
 Reference.........................   ii       Considerations..................  70
Prospectus Summary.................    1      Plan of Distribution.............  70
Risk Factors.......................    9      Legal Matters....................  71
Use of Proceeds....................   17      Experts..........................  71
Selected Financial and Other Data..   18      Certain Currency Translations....  71



                                 ------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings and other information regarding issuers are available to the public over the Internet at the SEC's web site at http:/www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

  Public Reference Room    New York Regional Office    Chicago Regional Office
 450 Fifth Street, N.W.      7 World Trade Center          Citicorp Office
        Room 1024                 Suite 1300           500 West Madison Street
 Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                      Chicago, Illinois 60661-
                                                                2511

Copies of these documents may also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

  .   incorporated documents are considered part of this prospectus;

  . we can disclose important business and financial information about us, that is not included in or delivered with this prospectus, to you by referring you to those other documents; and;

  . information contained in later-dated documents will supplement, modify or supersede, as applicable, the information contained in earlier-dated documents, and information that we subsequently file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that the exchange offer made hereby is completed:

  .   Annual Report on Form 10-K, as amended, for the year ended December
      31, 2000;

  . Current Reports on Form 8-K dated January 12, 2001, January 16, 2001, April 27, 2001 and May 10, 2001, and Amendment No. 1 to Current Report on Form 8-K/A dated April 11, 2001;

  .   Our Definitive Proxy Statement dated May 8, 2001; and

  .   Quarterly Report on Form 10-Q for the quarterly period ended March 31,
      2001.

    You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into those documents, are available from us without charge by requesting them in writing or by telephone at the following address and telephone number:

                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                         Attention: Corporate Secretary
                           Telephone: (713) 570-3000.

    If you request any incorporated documents from us, we will mail them to you by first class mail, or by another equally prompt means, within one business day after we receive your request. However, in order to obtain timely delivery of these documents, you must make your request no later than five business days before the expiration date of the exchange offer.

    Unless the context requires otherwise, all references in this document to "this prospectus" include all documents incorporated by reference into this prospectus.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. It may not contain all the information that is important to you. We encourage you to read this entire prospectus and each of the incorporated documents carefully.

                                  The Company

    We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast transmission companies. As of December 31, 2000, we owned, leased or managed 12,918 towers and rooftops, including 9,872 sites in the United States and Puerto Rico, 2,330 sites in the United Kingdom and 716 sites in Australia. Our customers currently include many of the world's major wireless communications and broadcast companies, including Verizon, Cingular, Nextel, Sprint PCS, AT&T Wireless, Cable & Wireless Optus, Vodafone, BT Cellnet, One 2 One, Hutchison and the British Broadcasting Corporation.

    Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership and management of existing towers and other wireless and transmission infrastructure and to build and operate new towers and wireless and transmission networks and infrastructure created by:

  . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

  . the need for existing wireless carriers to expand coverage and improve capacity;

  . the additional demand for towers and wireless infrastructure created by new entrants into the wireless communications industry;

  .  the privatization of state-run broadcast transmission networks; and

  . the introduction of wireless technologies including broadband data, or "3G" technology.

    Our main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating analog and digital broadcast transmission networks and wireless networks. We also provide related services to our customers, including network design, radio frequency engineering, site acquisition, site development and construction, antenna installation and network management and maintenance. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for tower acquisitions, management and construction along with wireless and transmission network management.

    Our primary business in the United States is the leasing of antenna space to wireless carriers. We believe that by owning and managing large tower clusters we are able to offer customers the ability to fulfill rapidly and efficiently their network expansion plans across particular markets or regions. Our acquisition strategy has been focused on adding tower clusters to our tower portfolio. As of December 31, 2000, we had tower clusters in 34 of the 50 largest U.S. metropolitan areas, and 68 of the 100 largest U.S. metropolitan areas.

    Our primary business in the United Kingdom, which is conducted through our subsidiary Crown Castle UK Holdings Limited, or "CCUK", is the operation of television and radio broadcast transmission networks and the leasing of antenna space to wireless carriers. Following our 1997 acquisition of the BBC's broadcast and tower infrastructure, we were awarded long-term contracts to provide the BBC and other broadcasters analog and digital transmission services. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC, as well as on various towers that we acquired from wireless carriers or that we have constructed. We have nationwide broadcast and wireless coverage in the United Kingdom.

    In November 2000, CCUK entered into an agreement with British Telecommunications plc, or "British Telecom", to lease space on as many as 4,000 British Telecom exchange sites throughout the United Kingdom. We expect to invest approximately $325 million over the next two years developing the British Telecom site portfolio for the deployment of 3G wireless services.

    In February 2001, CCUK signed a definitive agreement with Hutchison 3G UK Limited, or "Hutchison", whereby Hutchison will lease space on a minimum of 4,000 CCUK sites (a minimum take up of 1,000 sites per year for each of 2001 through 2004) throughout the United Kingdom. In addition, in February 2001, CCUK signed an initial agreement with its existing customer BT Cellnet pursuant to which BT Cellnet will lease additional space on CCUK sites throughout the United Kingdom with a minimum take up of 1,500 additional sites by the end of 2003.

    Our primary business in Australia, which is conducted through Crown Castle Australia Pty Limited, or "CCAL", is the leasing of antenna space to wireless carriers. We currently operate 716 towers in Australia that we purchased from Cable & Wireless Optus during 2000. Further, in April 2001, CCAL purchased 638 wireless communications towers from Vodafone Australia for approximately $113 million (Australian $226 million). Giving effect to this transaction, CCAL operates approximately 1,350 towers in Australia with a strategic presence in all of Australia's licensed regions including Sydney, Melbourne, Brisbane, Adelaide and Perth. CCAL is owned 66.7% by us and 33.3% by Permanent Nominees
(Aust) Ltd on behalf of a group of professional and institutional investors lead by Jump Capital Limited.

    On April 27, 2001, we purchased 49% of the outstanding capital stock of RAI Way S.p.A., or "RAI Way", for a purchase price of approximately Italian Lire
791.4 billion (approximately $384 million). RAI Way manages over 2,300 broadcast transmission sites across Italy, making it one of Italy's largest tower networks, and provides broadcast coverage to approximately 99% of the Italian population. RAI Way currently has over 700 existing telecom tenants and employs over 750 people.

    We believe our towers are attractive to a diverse range of wireless communications industries, including personal communications services, cellular, enhanced specialized mobile radio, specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasting. In the United States our major customers include Verizon, Cingular, Powertel, Nextel, Sprint PCS and AT&T Wireless. In the United Kingdom our major customers include the BBC, BT Cellnet, NTL, ONdigital, One 2 One, Orange, Virgin Radio and Hutchison. Our principal customers in Australia are Cable & Wireless Optus, Vodafone Australia, OneTel and Hutchison Australia.

    We are continuing our ongoing construction program to enhance our tower portfolios. In 2000, we constructed 1,178 towers. In 2001, we plan to construct approximately 1,500 towers, at an estimated aggregate cost of approximately $330 million, for lease to wireless carriers such as Verizon, Cingular, Nextel, Hutchison and BT Cellnet. The actual number of towers built may vary depending on acquisition opportunities and potential build-to-suit contracts from large wireless carriers.

    Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas, 77057, and our telephone number is (713) 570-3000.

Recent Developments

    On May 16, 2001, we closed the private placement of the old notes.

                                  The Offering

                     Summary of Terms of the Exchange Offer

 Background..................... On May 16, 2001, we completed a private placement of the old notes. In connection
                                 with that private placement, we entered into
                                 a registration rights agreement in which we
                                 agreed, among other things, to deliver this
                                 prospectus to you and to complete an exchange
                                 offer.


 The Exchange Offer............. We are offering to exchange our new notes which have been registered under the
                                 Securities Act of 1933 for a like principal
                                 amount of our outstanding, unregistered old
                                 notes. Old notes may only be tendered in
                                 integral multiples of $1,000 principal amount
                                 at maturity.

                                 As of the date of this prospectus,
                                 $450,000,000 in aggregate principal amount of our old notes is outstanding.

 Resale of New Notes............ We believe that new notes issued pursuant to the exchange offer in exchange for old notes
                                 may be offered for resale, resold and
                                 otherwise transferred by you without
                                 compliance with the registration and
                                 prospectus delivery provisions of the
                                 Securities Act of 1933, provided that:

                                 .  you are acquiring the new notes in the
                                    ordinary course of your business;
                                 . you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and
                                 . you are not our affiliate as defined under Rule 405 of the Securities Act of 1933.

                                 Each participating broker-dealer that
                                 receives new notes for its own account
                                 pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution".

                                 Any holder of old notes who:

                                 .  is our affiliate;
                                 . does not acquire new notes in the ordinary
                                   course of its business;
                                 . tenders in the exchange offer with the
                                   intention to participate, or for the
                                   purpose of participating, in a distribution of new notes; or
                                 . is a broker-dealer that acquired the old
                                   notes directly from us

                                 must comply with the registration and
                                 prospectus delivery requirements of the
                                 Securities Act of 1933 in connection with the resale of new notes.

 Consequences If You Do Not
  Exchange Your Old Notes....... Old notes that are not tendered in the exchange offer or are not accepted for
                                 exchange will continue to bear legends
                                 restricting their transfer. You will not be
                                 able to offer or sell the old notes unless:

                                 .  pursuant to an exemption from the
                                    requirements of the Securities Act of
                                    1933;
                                 .  the old notes are registered under the
                                    Securities Act of 1933; or
                                 . the transaction requires neither such an exemption nor registration,

                                 and after the exchange offer is closed, we will no longer have an obligation to register the old notes, except for some limited exceptions. See "Risk Factors--Failure to
                                 Exchange Your Old Notes".

 Expiration Date................ 5:00 p.m., New York City time, on     , 2001,
                                 unless we extend the exchange offer.

 Certain Conditions to the
  Exchange Offer................ The exchange offer is subject to certain customary conditions, which we may waive.

 Special Procedures for
  Beneficial Holders............ If you beneficially own old notes which are registered in the name of a broker, dealer,
                                 commercial bank, trust company or other
                                 nominee and you wish to tender in the
                                 exchange offer, you should contact such
                                 registered holder promptly and instruct such
                                 person to tender on your behalf. If you wish
                                 to tender in the exchange offer on your own
                                 behalf, you must, prior to completing and
                                 execution the letter of transmittal and
                                 delivering your old notes, either arrange to
                                 have the old notes registered in your name or
                                 obtain a properly completed bond power from
                                 the registered holder. The transfer of
                                 registered ownership may take considerable
                                 time.

 Withdrawal Rights.............. You may withdraw your tender of old notes at any time before the offer expires.

 Accounting Treatment........... We will not recognize any gain or loss for accounting purposes upon the completion of
                                 the exchange offer. The expenses of the
                                 exchange offer that we pay will increase our
                                 deferred financing costs in accordance with
                                 generally accepted accounting principles. See
                                 "The Exchange Offer--Accounting Treatment".

 Certain Tax Consequences....... The exchange pursuant to the exchange offer generally will not be a taxable event for
                                 U.S. Federal income tax purposes.

 Use of Proceeds................ We will not receive any proceeds from the exchange or the issuance of new notes in
                                 connection with the exchange offer.

 Exchange Agent................. The Bank of New York is serving as exchange agent in connection with the exchange offer.

             Summary Description of the Securities to be Registered

    The new notes have the same financial terms and covenants as the old notes, which are as follows:

 Securities offered............. $450,000,000 million in aggregate principal amount of 9 3/8% Senior Notes due 2011.


 Maturity....................... August 1, 2011


 Issue price.................... 100%, plus accrued interest, if any, from May
                                 16, 2001.


 Interest....................... Annual rate--9 3/8%. Payment frequency--every six months on February 1 and August 1,
                                 beginning on August 1, 2001.


 Ranking........................ These notes constitute senior debt of the
                                 Company, and rank equally in right of payment
                                 with all of our existing and future senior
                                 debt, but will be effectively junior in right
                                 of payment to the extent of the assets
                                 securing our other senior debt. Our only
                                 significant assets are the capital stock of
                                 our subsidiaries, and the notes will not be
                                 guaranteed by our subsidiaries. As a result,
                                 the notes will be structurally subordinated
                                 to all debt and other liabilities of our
                                 subsidiaries, including borrowings under
                                 their credit facilities.

 Optional redemption............ On or after August 1, 2006, we may redeem some or all of the notes at any time at the
                                 redemption price listed in the "Description
                                 of Notes" section under the heading "Optional
                                 Redemption."

                                 Before August 1, 2004, we may redeem up to 35% of the notes with the proceeds of public offerings of equity or strategic investments in us at the price listed in the "Description of Notes" section under the heading "Optional
                                 Redemption."

 Mandatory offer to repurchase.. If we sell certain assets, or experience specific kinds of changes of control, we must offer to repurchase the notes at the price listed in the "Description of Notes" section under the heading "Repurchase at the Option of Holders."

 Basic covenants of Indenture... We will issue the notes under an indenture with The Bank of New York. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:


                                 . borrow money;
                                 . pay dividends on stock or repurchase stock;
                                 . make investments;
                                 . use assets as security in other
                                   transactions; and
                                 . sell assets or merge with or into other
                                   companies.


                                 For more details, see the "Description of the Notes" section under the heading "Certain
                                 Covenants."

                                  Risk Factors

    You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of certain risks related to your participation in the exchange offer.

                        Summary Financial and Other Data

   The summary historical consolidated financial data set forth below for each of the five years in the period ended December 31, 2000, and as of December 31, 1996, 1997, 1998, 1999 and 2000, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent auditors. The summary historical consolidated financial data set forth below for the three months ended March 31, 2000 and 2001, and as of March 31, 2001, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that CCIC considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year. The results of operations for the three months ended March 31, 2001 are not comparable to the three months ended March 31, 2000, the results for the year ended December 31, 2000 are not comparable to the year ended December 31, 1999, the results for the year ended December 31, 1999 are not comparable to the year ended December 31, 1998, the results for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996, in each case as a result of business and asset acquisitions completed in 1997, 1998, 1999 and 2000. Results of operations of these acquired businesses and assets are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. The information set forth below should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" included in CCIC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

                                                                               Three Months
                                    Years Ended December 31,                  Ended March 31,
                          -------------------------------------------------  ------------------
                           1996      1997      1998      1999       2000       2000      2001
                          -------  --------  --------  ---------  ---------  --------  --------
                             (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
Net revenues:
 Site rental and
  broadcast
  transmission..........  $ 5,615  $ 11,010  $ 75,028  $ 267,894  $ 446,039  $ 93,741  $134,042
 Network services and
  other.................      592    20,395    38,050     77,865    203,126    30,503    78,911
                          -------  --------  --------  ---------  ---------  --------  --------
   Total net revenues...    6,207    31,405   113,078    345,759    649,165   124,244   212,953
                          -------  --------  --------  ---------  ---------  --------  --------
Costs of operations:
 Site rental and
  broadcast
  transmission..........    1,292     2,213    26,254    114,436    194,424    40,287    57,739
 Network services and
  other.................        8    13,137    21,564     42,312    120,176    15,901    55,456
                          -------  --------  --------  ---------  ---------  --------  --------
   Total costs of
    operations..........    1,300    15,350    47,818    156,748    314,600    56,188   113,195
                          -------  --------  --------  ---------  ---------  --------  --------
General and
 administrative.........    1,678     6,824    23,571     43,823     76,944    14,853    25,895
Corporate
 development(a).........    1,324     5,731     4,625      5,403     10,489     2,071     3,453
Restructuring charges...      --        --        --       5,645        --        --        --
Non-cash general and
 administrative
 compensation
 charges(b).............      --        --     12,758      2,173      3,127       461     1,395
Depreciation and
 amortization...........    1,242     6,952    37,239    130,106    238,796    45,122    74,091
                          -------  --------  --------  ---------  ---------  --------  --------
Operating income
 (loss).................      663    (3,452)  (12,933)     1,861      5,209     5,549    (5,076)
Other income (expense):
 Equity in earnings
  (losses) of
  unconsolidated
  affiliate.............      --     (1,138)    2,055        --         --        --        --
 Interest and other
  income (expense)(c)...      193     1,951     4,220     17,731     33,761     5,704     3,092
 Interest expense and
  amortization of
  deferred financing
  costs.................   (1,803)   (9,254)  (29,089)  (110,908)  (241,294)  (41,761)  (66,655)
                          -------  --------  --------  ---------  ---------  --------  --------
Loss before income
 taxes, minority
 interests,
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............     (947)  (11,893)  (35,747)   (91,316)  (202,324)  (30,508)  (68,639)
Provision for income
 taxes..................      (10)      (49)     (374)      (275)      (246)      (11)      (60)
Minority interests......      --        --     (1,654)    (2,756)      (721)   (1,541)      644
                          -------  --------  --------  ---------  ---------  --------  --------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............     (957)  (11,942)  (37,775)   (94,347)  (203,291)  (32,060)  (68,055)
Extraordinary item--loss
 on early extinguishment
 of debt................      --        --        --         --      (1,495)   (1,495)      --
Cumulative effect of
 change in accounting
 principle for costs of
 start-up activities....      --        --        --      (2,414)       --        --        --
                          -------  --------  --------  ---------  ---------  --------  --------
Net loss................     (957)  (11,942)  (37,775)   (96,761)  (204,786)  (33,555)  (68,055)
Dividends on preferred
 stock..................      --     (2,199)   (5,411)   (28,881)   (59,469)  (11,493)  (19,505)
                          -------  --------  --------  ---------  ---------  --------  --------
Net loss after deduction
 of dividends on
 preferred stock........  $  (957) $(14,141) $(43,186) $(125,642) $(264,255) $(45,048) $(87,560)
                          =======  ========  ========  =========  =========  ========  ========

                                                                                                Three Months Ended
                                                   Years Ended December 31,                          March 31,
                                     ---------------------------------------------------------  --------------------
                                       1996      1997        1998        1999         2000        2000       2001
                                     --------  ---------  ----------  -----------  -----------  --------  ----------
                                            (Dollars in thousands, except per share amounts)
Per common share--basic and
 diluted:
 Loss before extraordinary item
  and cumulative effect of change
  in accounting principle..........  $  (0.27) $   (2.27) $    (1.02) $     (0.94) $     (1.47) $  (0.27) $    (0.41)
 Extraordinary item................       --         --          --           --         (0.01)    (0.01)        --
 Cumulative effect of change in
  accounting principle.............       --         --          --         (0.02)         --        --          --
                                     --------  ---------  ----------  -----------  -----------  --------  ----------
 Net loss..........................  $  (0.27) $   (2.27) $    (1.02) $     (0.96) $     (1.48) $  (0.28) $    (0.41)
                                     ========  =========  ==========  ===========  ===========  ========  ==========
 Common shares outstanding--basic
  and diluted (in thousands).......     3,503      6,238      42,518      131,466      178,588   158,566     211,195
                                     ========  =========  ==========  ===========  ===========  ========  ==========
Other Data:
Site data (at period end)(d):
 Towers owned......................       155        240       1,344        7,326       12,280     8,497      13,069
 Towers managed....................         7        133         129           13          480        13         240
 Rooftop sites managed (revenue
  producing).......................        52         80         135          149          158       149         158
                                     --------  ---------  ----------  -----------  -----------  --------  ----------
   Total sites owned and managed...       214        453       1,608        7,488       12,918     8,659      13,467
                                     ========  =========  ==========  ===========  ===========  ========  ==========
EBITDA(e):
 Site rental.......................  $  3,555  $   7,682  $   44,661  $   139,966  $   221,237  $ 48,528  $   67,388
 Network services and other........      (326)     1,549      (2,972)       5,222       36,384     4,675       6,475
 Corporate development
  expenses(a)......................    (1,324)    (5,731)     (4,625)      (5,403)     (10,489)   (2,071)     (3,453)
                                     --------  ---------  ----------  -----------  -----------  --------  ----------
   Total EBITDA....................  $  1,905  $   3,500  $   37,064  $   139,785  $   247,132  $ 51,132  $   70,410
                                     ========  =========  ==========  ===========  ===========  ========  ==========
Capital expenditures...............  $    890  $  18,035  $  138,759  $   293,801  $   636,506  $110,427  $  251,860
Summary cash flow information:
 Net cash provided by (used for)
  operating activities.............      (530)      (624)     44,976       92,608      165,495    36,934      44,889
 Net cash used for investing
  activities.......................   (13,916)  (111,484)   (149,248)  (1,509,146)  (1,957,687) (399,288)   (224,928)
 Net cash provided by financing
  activities.......................    21,193    159,843     345,248    1,670,402    1,707,091   324,915     443,706
Ratio of earnings to fixed
 charges(f)........................       --         --          --           --           --        --          --
Balance Sheet Data (at period end):
Cash and cash equivalents..........  $  7,343  $  55,078  $  296,450  $   549,328  $   453,833            $  716,941
Property and equipment, net........    26,753     81,968     592,594    2,468,101    4,303,037             4,450,622
Total assets.......................    41,226    371,391   1,523,230    3,836,650    6,439,841             6,868,546
Total debt.........................    22,052    156,293     429,710    1,542,343    2,602,687             2,701,175
Redeemable preferred stock(g)......    15,550    160,749     201,063      422,923      842,718               851,351
Total stockholders' equity
 (deficit).........................      (210)    41,792     737,562    1,617,747    2,420,862             2,666,757

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in CCUK and
    (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer in connection with our initial CCUK investment.
(b) Represents charges related to the issuance of stock options to certain employees and executives, and the issuance of common stock and stock options in connection with certain acquisitions.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium which provided the equity financing in connection with our initial CCUK investment.
(d) Represents our aggregate number of sites as of the end of each period.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization, non-cash general and administrative compensation charges and restructuring charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, minority interests, extraordinary item, cumulative effect of change in accounting principle, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, earnings were insufficient to cover fixed charges by $0.9 million, $10.8 million, $37.8 million, $91.3 million and $202.3 million, respectively. For the three months ended March 31, 2000 and 2001, earnings were insufficient to cover fixed charges by $30.5 million and $68.6 million, respectively.
(g) The 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998, 1999, 2000 and 2001 amounts represent (1) our exchangeable preferred stock we privately placed in December 1998, (2) our convertible preferred stock we privately placed in November 1999 and (3) our convertible preferred stock we sold in an underwritten public offering in July 2000.

                                  RISK FACTORS

    You should carefully consider the risks described below, as well as the other information included in this prospectus, when evaluating your investment in the new notes.

Failure to Exchange Your Old Notes--If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

    Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering". Such procedures and conditions include timely receipt by the exchange agent of such old notes and of a property completed and duly executed letter of transmittal.

    Because we anticipate that most holders of old notes will elect to exchange such old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights, and such old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such old notes could be adversely affected. The old notes are currently eligible for sale pursuant to Rule 144A and Regulation S through the Private Offerings, Resale and Trading through Automated Linkages market of the National Association of Securities Dealers, Inc.

Failure to Properly Manage Our Growth--If we are unable to successfully integrate acquired operations or manage our existing operations as we grow, our business will be adversely affected, and we may not be able to continue our current business strategy.

    We cannot guarantee that we will be able to successfully integrate acquired businesses and assets into our business or implement our growth plans without delay. If we fail to do so it could have a material adverse effect on our financial condition and results of operations. We have grown significantly over the past two years through acquisitions, and such growth continues to be an important part of our business plan. The addition of over 11,000 towers to our operations over the past two years has and will continue to increase our current business considerably and adds significant operational complexities. Successful integration of these transactions will depend primarily on our ability to manage these combined operations and to integrate new management and employees with and into our existing operations. Our net loss increased to $68.1 million for the three months ended March 31, 2001 from $33.6 million for the three months ended March 31, 2000, an increase of 103%, as a result of our expanded business operations and the financing thereof, including a 64% increase in depreciation and amortization and a 60% increase in interest expense in the first quarter of 2001 as compared to the first quarter of 2000. We expect that such net losses, at least in the near term, will continue to exceed those of comparable prior-year periods as a result of our growth and the financing thereof.

    Implementation of our acquisition strategy may impose significant strains on our management, operating systems and financial resources. We regularly evaluate potential acquisition and joint venture opportunities and are currently evaluating potential transactions that could involve substantial expenditures, possibly in the near term. If we fail to manage our growth or encounter unexpected difficulties during expansion, it could have a material adverse effect on our financial condition and results of operations. The pursuit and integration of acquisitions and joint venture opportunities will require substantial attention from our senior management, which will limit the amount of time they are able to devote to our existing operations.

Substantial Level of Indebtedness--Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

    We have a substantial amount of indebtedness. The following chart sets forth certain important credit information and is presented as of March 31, 2001, both on an actual basis as well as on a pro forma basis giving effect to the recent issuance of the old notes.

                                                         Actual    Pro Forma
                                                       ----------  ----------
                                                            (Dollars in
                                                            thousands)
   Total indebtedness................................. $2,701,175  $3,151,175
   Redeemable preferred stock.........................    851,351     851,351
   Stockholders' equity...............................  2,666,757   2,666,757
   Debt and redeemable preferred stock to equity
    ratio.............................................       1.33x       1.50x

    In addition, our earnings for the year ended December 31, 2000 and for the fiscal quarter ended March 31, 2001 were insufficient to cover fixed charges by $202.3 million and $68.6 million, respectively. After giving effect to the recent issuance of the old notes, our pro forma earnings for the fiscal quarter ended March 31, 2001 would have been insufficient to cover pro forma fixed charges by $79.4 million.

    As a result of our substantial indebtedness:

  . we could be more vulnerable to general adverse economic and industry conditions;

  . we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  . we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

  . we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

  . we will have a competitive disadvantage relative to other companies with less debt in our industry.

    We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt, including the new notes, pay our obligations under our convertible preferred stock or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness, including the new notes, on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all.

As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends--If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations, including interest and principal payments, under our debt instruments.

    CCIC is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries. CCIC conducts all of its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay dividends or make other distributions on its capital stock or to pay interest and principal on its outstanding indebtedness is distributions relating to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that the earnings and cash flow of CCIC's subsidiaries will be retained and used by such subsidiaries in their operations, including the service of their respective debt obligations. Even if we did determine to make a distribution in respect of the capital stock of CCIC's subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay or distribute such a dividend or funds, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, would permit such dividends, distributions or payments. Furthermore, the terms of our credit facilities place restrictions on our principal subsidiaries' ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. Moreover, CCIC's subsidiaries are permitted under the terms of their existing debt instruments to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. See "--Substantial Level of Indebtedness" and "--Ability to Service Debt".

Ability to Service Debt--To service our indebtedness, including the new notes, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries' cash flow may lead to an acceleration of our indebtedness, including the new notes. Currently, the instruments governing our subsidiaries' indebtedness do not allow sufficient funds to be distributed to CCIC to service its indebtedness.

    If CCIC is unable to refinance its subsidiary debt or renegotiate the terms of such debt, CCIC may not be able to meet its debt service requirements, including interest payments on our notes, in the future. Our 9% senior notes, our 9 1/2% senior notes and our 10 3/4% senior notes require, and the notes that are the subject of this exchange offer will require, annual cash interest payments of approximately $16.2 million, $11.9 million, $53.8 million and $42.2 million, respectively. Prior to November 15, 2002, May 15, 2004 and August 1, 2004, the interest expense on our 10 5/8% discount notes, our 10 3/8% discount notes and our 11 1/4% discount notes, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 5/8% discount notes, the 10 3/8% discount notes and the 11 1/4% discount notes will require annual cash interest payments of approximately $26.7 million, $51.9 million and $29.3 million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividends or interest payments of approximately $47.8 million. Annual cash interest payments on the CCUK bonds are (Pounds)11.25 million (approximately $16.0 million). In addition, our various credit facilities will require periodic interest payments on amounts borrowed thereunder, which amounts could be substantial.

Restrictive Debt Covenants--The terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

    Currently we have debt instruments in place that restrict our ability to incur more indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. Our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of substantially all of our long-term indebtedness to be accelerated.

We Require Significant Capital to Fund Our Operations and Make Acquisitions--If we are unable to raise capital in the future, we will be unable to achieve our currently contemplated business strategy and may not be able to fund our operations.

    We will require substantial capital (1) as we increase the number of towers we own and manage by partnering with wireless carriers, by pursuing opportunities to build new towers, or build-to-suit opportunities, for wireless carriers and by pursuing other tower acquisition opportunities and (2) to acquire existing transmission networks globally as opportunities arise. If we are unable to raise capital when our needs arise, we will be unable to pursue our current business strategy and may not be able to fund our operations.

    To fund the execution of our business strategy, including the construction of new towers that we have agreed to build, we expect to use the remaining net proceeds of our recent offerings and borrowings available under our credit facilities. We will have additional cash needs to fund our operations and acquisitions in the future. We may also have additional cash needs in the near term if additional tower acquisitions or build-to-suit opportunities arise. Some of the opportunities that we are currently pursuing could require significant additional capital. If we do not otherwise have cash available, or borrowings under our credit facilities have otherwise been utilized, when our cash need arises, we would be forced to seek additional debt or equity financing or to forego the opportunity. In the event we determine to seek additional debt or equity financing, there can be no assurance that any such financing will be available, on commercially acceptable terms or at all, or permitted by the terms of our existing indebtedness.

We May Not Be Able to Construct or Acquire New Towers at the Pace and in the Locations that We Desire--If we are unable to do so, we may not be able to satisfy our current agreements to build new towers and we may have difficulty finding tenants to lease space on our new towers.

    Our growth strategy depends in part on our ability to construct and operate towers in conjunction with expansion by wireless carriers. If we are unable to build new towers when wireless carriers require them, or we are unable to build new towers where we believe the best opportunity to add tenants exists, we could fail to meet our contractual obligations under build-to-suit agreements, and we could lose opportunities to lease space on our towers.

    We currently have plans to commence construction on approximately 1,500 additional towers during fiscal 2001. Our ability to construct these new towers could be affected by a number of factors beyond our control, including:

  . zoning and local permitting requirements and national regulatory approvals;

  . availability of construction equipment and skilled construction personnel; and

  .  bad weather conditions.

    In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. You should consider that:

  . the barriers to new construction may prevent us from building towers where we want;

  . we may not be able to complete the number of towers planned for construction in accordance with the requirements of our customers; and

  . we cannot guarantee that there will be a significant need for the construction of new towers once the wireless carriers complete their tower networks.

    All of the above factors could affect both our domestic and international operations. In addition, competition laws could prevent us from acquiring or constructing towers or tower networks in certain geographical areas.

Our Business Depends on the Demand for Wireless Communications--We will be adversely affected by any slowdown in the growth of, or reduction in demand for, wireless communications.

    Demand for our site rentals depends on demand for communication sites from wireless carriers, which, in turn, depends on the demand for wireless services. The demand for our sites depends on many factors which we cannot control, including:

  .  the level of demand for wireless services generally;

  .  the financial condition and access to capital of wireless carriers;

  . the strategy of carriers relating to owning or leasing communication sites;

  .  changes in telecommunications regulations; and

  .  general economic conditions.

    A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. Moreover, wireless carriers often operate with substantial indebtedness, and financial problems for our customers could result in accounts receivable going uncollected, the loss of a customer (and associated lease revenue), or a reduced ability of these customers to finance expansion activities. Finally, advances in technology, such as the development of new satellite and antenna systems, could reduce the need for land-based, or terrestrial, transmission networks. The occurrence of any of these factors could have a material adverse effect on our financial condition and results of operations.

Variability in Demand for Network Services May Reduce the Predictability of Our Results--Our network services business has historically experienced significant volatility in demand. As a result, the operating results of our network services business for any particular period may vary significantly and should not be considered as necessarily being indicative of longer-term results.

    Demand for our network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including:

  .  the timing of customers' capital expenditures;

  .  annual budgetary considerations of customers;

  .  the rate and volume of wireless carriers' tower build-outs;

  .  timing of existing customer contracts; and

  .  general economic conditions.

    While demand for our network services fluctuates, we must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Furthermore, as wireless carriers complete their build-outs, the need for the construction of new towers and the demand for our network services could decrease significantly and could result in fluctuations and, possibly, significant declines in our operating performance.

We Operate Our Business in an Increasingly Competitive Industry and Many of Our Competitors Have Significantly More Resources--As a result of this competition, we may find it more difficult to achieve favorable lease rates on our towers and we may be forced to pay more for future tower acquisitions.

    We face competition for site rental customers from various sources, including:

  .  other large independent tower owners;

  . wireless carriers that own and operate their own towers and lease antenna space to other carriers;

  . site development companies that acquire antenna space on existing towers for wireless carriers and manage new tower construction; and

  .  traditional local independent tower operators.

    Wireless carriers that own and operate their own tower portfolios generally are substantially larger and have greater financial resources than we have. Competition for tenants on towers could adversely affect lease rates and service income.

    In addition, competition for the acquisition of towers is intense, and we expect it to continue to grow. We not only compete against other independent tower owners and operators, but also against wireless carriers, broadcasters and site developers. As competition consolidates, we may be faced with fewer acquisition opportunities, as well as higher acquisition prices. While we regularly explore acquisition opportunities, we cannot guarantee that we will be able to identify suitable towers to acquire in the future.

A Substantial Portion of Our Revenues is Dependent Upon Agreements with the BBC, NTL, Verizon, Cingular and Powertel.

    If we were to lose our contracts with the BBC or our site sharing agreement with NTL, we would likely lose a substantial portion of our revenues. The BBC accounted for approximately 14.8% and 11.0% of our revenues for the twelve-month period ended December 31, 2000 and the fiscal quarter ended March 31, 2001, respectively.

    Our broadcast business is substantially dependent on our contracts with the BBC. We cannot guarantee that the BBC will renew our contracts or that they will not attempt to negotiate terms that are not as favorable to us as those in place now. If we were to lose these BBC contracts, our business, results of operations and financial condition would be materially adversely affected. The initial term of our analog transmission contract with the BBC will expire on March 31, 2007, and our digital transmission contract with the BBC expires on October 31, 2010. In addition, our digital transmission contract with the BBC may be terminated by the BBC after five years if the BBC's board of governors does not believe that digital television in the United Kingdom has enough viewers.

    A substantial portion of our U.K. broadcast transmission operations is conducted using sites owned by National Transmission Limited, or NTL, our principal broadcast competitor in the United Kingdom. NTL also utilizes our sites for their broadcast operations. This site sharing arrangement with NTL may be terminated on December 31, 2015, or any 10-year anniversary of that date, with five years' prior notice by either us or NTL, and may be terminated sooner if there is a continuing breach of the agreement. We cannot guarantee that this agreement will not be terminated, which could have a material adverse effect on our business, results of operations and financial condition.

    In addition, a substantial portion of our revenues are received from a few major wireless carriers, particularly carriers that have transferred their tower assets to us. We cannot guarantee that the lease or management service agreements with such carriers will not be terminated or that these carriers will renew such agreements.

Extensive Regulations, Which Could Change at Any Time and with Which We Could Fail to Comply, Regulate Our Business--If we fail to comply with applicable regulations, we could be fined or even lose our right to conduct some of our business.

    A variety of foreign, federal, state and local regulations apply to our business. Failure to comply with applicable requirements may lead to civil penalties or require us to assume costly indemnification obligations or breach contractual provisions. We cannot guarantee that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase delays or result in additional costs. These factors could have a material adverse effect on our financial condition and results of operations.

    Since we signed our analog transmission contact with the BBC, the BBC has increased its service requirements to include 24-hour broadcasting on our transmission network for the BBC's two national television services and a requirement for us to add a number of additional analog stations and service enhancements to existing analog stations. As of March 31, 2001, the BBC has agreed to increases of approximately (Pounds)4.9 million (approximately $7.3 million) per year in the charges payable by the BBC to us for these service enhancements. These additional charges may require a revision amendment to that part of CCUK's transmission telecommunications license dealing with price regulation of analog broadcasting services to the BBC. We are in discussions with the BBC and OFTEL, the relevant regulatory authority in the United Kingdom, regarding wording which will modify the license regulatory provisions to take into account these agreed additional payments. There can be no assurances that such modification will be achieved as a result of these discussions with OFTEL.

If We Fail to Complete Any or All of the Agreed-To Transactions, We Will Not Recognize All of the Benefits of Such Transactions.

    If one or more of our previously agreed-to transactions is not fully completed or is completed on significantly different terms than those currently contemplated, it could substantially affect the implementation of our business strategy. As a result, our future site rental revenue would be adversely affected. The agreements relating to these agreed-to transactions contain many conditions that must be satisfied before we can consummate such agreed-to transactions. In addition, each of the agreements relating to these agreed-to transactions includes provisions that could result in our purchasing or providing fewer towers pursuant to such agreements.

Emissions from Our Antennas May Create Health Risks--We could suffer from future claims if the radio frequency emissions from equipment on our towers is demonstrated to cause negative health effects.

    The government imposes requirements and other guidelines on our towers relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. We cannot guarantee that claims relating to radio frequency emissions will not arise in the future.

Our International Operations Expose Us to Changes in Foreign Currency Exchange Rates--If we fail to properly match or hedge the currencies in which we conduct business, we could suffer losses as a result of changes in currency exchange rates.

    We conduct business in countries outside the United States, which exposes us to fluctuations in foreign currency exchange rates. We also intend to expand our international operations in the future. For the fiscal quarter ended March 31, 2001, approximately 29.2% of our consolidated revenues originated outside the United States, all of which were denominated in currencies other than U.S. dollars, principally pounds sterling and Australian dollars. We have not historically engaged in significant hedging activities relating to our non-U.S. dollar operations, and we could suffer future losses as a result of changes in currency exchange rates.

We Are Heavily Dependent on Our Senior Management--If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

    Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals as employees, including our chief executive officer and our president. We cannot guarantee that we will be successful in retaining the services of these or other key personnel. None of our executives have signed noncompetition agreements. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

The New Notes Are Subject to the Risk of Fraudulent Conveyance Liability-- Federal and state statutes allow courts, under specific circumstances, to void the new notes and require noteholders to return payments received from us.

    Various laws enacted for the protection of creditors may apply to our incurrence of indebtedness, including the issuance of the new notes in this exchange offer. If these laws are held by a court to apply to the new notes, you could be required to return payments you receive on the new notes, and the new notes could be voided. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors that we did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, we

  . were insolvent;

  . were rendered insolvent by reason of such incurrence;

  . were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  . intended to incur or believe we would incur obligations beyond our ability to pay such obligations as they mature,

such court could, subject to statutes of limitations, determine to invalidate such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors.

There is Currently No Market for the New Notes--If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

    The new notes are new issues of securities for which there is currently no trading market. We do not intend to apply for listing of the new notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

This Prospectus Includes Forward-Looking Statements--If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

    This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this document, including, without limitation, the statements under "Summary" and located elsewhere or incorporated in this prospectus regarding industry prospects, our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this document. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer.

                       SELECTED FINANCIAL AND OTHER DATA

   The selected historical consolidated financial data set forth below for each of the five years in the period ended December 31, 2000, and as of December 31, 1996, 1997, 1998, 1999 and 2000, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG LLP, independent auditors. The selected historical consolidated financial data set forth below for the three months ended March 31, 2000 and 2001, and as of March 31, 2001, have been derived from the unaudited consolidated financial statements of CCIC, which include all adjustments that CCIC considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year. The results of operations for the three months ended March 31, 2001 are not comparable to the three months ended March 31, 2000, the results for the year ended December 31, 2000 are not comparable to the year ended December 31, 1999, the results for the year ended December 31, 1999 are not comparable to the year ended December 31, 1998, the results for the year ended December 31, 1998 are not comparable to the year ended December 31, 1997, and the results for the year ended December 31, 1997 are not comparable to the year ended December 31, 1996, in each case as a result of business and asset acquisitions completed in 1997, 1998, 1999 and 2000. Results of operations of these acquired businesses and assets are included in CCIC's consolidated financial statements for the periods after the respective dates of acquisition. The information set forth below should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" included in CCIC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

                                                                               Three Months
                                    Years Ended December 31,                  Ended March 31,
                          -------------------------------------------------  ------------------
                           1996      1997      1998      1999       2000       2000      2001
                          -------  --------  --------  ---------  ---------  --------  --------
                                 (Dollars in thousands, except per share amounts)
Statement of Operations
 Data:
Net revenues:
 Site rental and
  broadcast
  transmission..........  $ 5,615  $ 11,010  $ 75,028  $ 267,894  $ 446,039  $ 93,741  $134,042
 Network services and
  other.................      592    20,395    38,050     77,865    203,126    30,503    78,911
                          -------  --------  --------  ---------  ---------  --------  --------
 Total net revenues.....    6,207    31,405   113,078    345,759    649,165   124,244   212,953
                          -------  --------  --------  ---------  ---------  --------  --------
Costs of operations:
 Site rental and
  broadcast
  transmission..........    1,292     2,213    26,254    114,436    194,424    40,287    57,739
 Network services and
  other.................        8    13,137    21,564     42,312    120,176    15,901    55,456
                          -------  --------  --------  ---------  ---------  --------  --------
 Total costs of
  operations............    1,300    15,350    47,818    156,748    314,600    56,188   113,195
                          -------  --------  --------  ---------  ---------  --------  --------
General and
 administrative.........    1,678     6,824    23,571     43,823     76,944    14,853    25,895
Corporate
 development(a).........    1,324     5,731     4,625      5,403     10,489     2,071     3,453
Restructuring charges...      --        --        --       5,645        --        --        --
Non-cash general and
 administrative
 compensation charges(b)
 .......................      --        --     12,758      2,173      3,127       461     1,395
Depreciation and
 amortization...........    1,242     6,952    37,239    130,106    238,796    45,122    74,091
                          -------  --------  --------  ---------  ---------  --------  --------
Operating income
 (loss).................      663    (3,452)  (12,933)     1,861      5,209     5,549    (5,076)
Other income (expense):
 Equity in earnings
  (losses) of
  unconsolidated
  affiliate.............      --     (1,138)    2,055        --         --        --        --
 Interest and other
  income (expense)(c)...      193     1,951     4,220     17,731     33,761     5,704     3,092
 Interest expense and
  amortization of
  deferred financing
  costs.................   (1,803)   (9,254)  (29,089)  (110,908)  (241,294)  (41,761)  (66,655)
                          -------  --------  --------  ---------  ---------  --------  --------
Loss before income
 taxes, minority
 interests,
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............     (947)  (11,893)  (35,747)   (91,316)  (202,324)  (30,508)  (68,639)
Provision for income
 taxes..................      (10)      (49)     (374)      (275)      (246)      (11)      (60)
Minority interests......      --        --     (1,654)    (2,756)      (721)   (1,541)      644
                          -------  --------  --------  ---------  ---------  --------  --------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............     (957)  (11,942)  (37,775)   (94,347)  (203,291)  (32,060)  (68,055)
Extraordinary item--loss
 on early extinguishment
 of debt................      --        --        --         --      (1,495)   (1,495)      --
Cumulative effect of
 change in accounting
 principle for costs of
 start-up activities....      --        --        --      (2,414)       --        --        --
                          -------  --------  --------  ---------  ---------  --------  --------
Net loss................     (957)  (11,942)  (37,775)   (96,761)  (204,786)  (33,555)  (68,055)
Dividends on preferred
 stock..................      --     (2,199)   (5,411)   (28,881)   (59,469)  (11,493)  (19,505)
                          -------  --------  --------  ---------  ---------  --------  --------
Net loss after deduction
 of dividends on
 preferred stock........  $  (957) $(14,141) $(43,186) $(125,642) $(264,255) $(45,048) $(87,560)
                          =======  ========  ========  =========  =========  ========  ========

                                                                                Three Months Ended
                                      Years Ended December 31,                      March 31,
                          ----------------------------------------------------  -------------------
                           1996      1997      1998        1999        2000       2000      2001
                          -------  --------  ---------  ----------  ----------  --------  ---------
                                   (Dollars in thousands, except per share amounts)
Per common share--basic
 and diluted:
 Loss before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle.............  $ (0.27) $  (2.27) $   (1.02) $   (0.94)  $    (1.47) $  (0.27) $   (0.41)
 Extraordinary item.....      --        --         --          --        (0.01)    (0.01)       --
 Cumulative effect of
  change in accounting
  principle.............      --        --         --        (0.02)        --        --         --
                          -------  --------  ---------  ----------  ----------  --------  ---------
 Net loss...............  $ (0.27) $  (2.27) $   (1.02) $    (0.96) $    (1.48) $  (0.28) $   (0.41)
                          =======  ========  =========  ==========  ==========  ========  =========
 Common shares
  outstanding--basic and
  diluted (in
  thousands)............    3,503     6,238     42,518     131,466     178,588   158,566    211,195
                          =======  ========  =========  ==========  ==========  ========  =========
Other Data:
Site data (at period
 end)(d):
 Towers owned...........      155       240      1,344       7,326      12,280     8,497     13,069
 Towers managed.........        7       133        129          13         480        13        240
 Rooftop sites managed
  (revenue producing)...       52        80        135         149         158       149        158
                          -------  --------  ---------  ----------  ----------  --------  ---------
 Total sites owned and
  managed...............      214       453      1,608       7,488      12,918     8,659     13,467
                          =======  ========  =========  ==========  ==========  ========  =========
EBITDA(e):
 Site rental............  $ 3,555  $  7,682  $  44,661  $  139,966  $  221,237  $ 48,528  $  67,388
 Network services and
  other.................     (326)    1,549     (2,972)      5,222      36,384     4,675      6,475
 Corporate development
  expenses(a)...........   (1,324)   (5,731)    (4,625)     (5,403)    (10,489)   (2,071)    (3,453)
                          -------  --------  ---------  ----------  ----------  --------  ---------
 Total EBITDA...........  $ 1,905  $  3,500  $  37,064  $  139,785  $  247,132  $ 51,132  $  70,410
                          =======  ========  =========  ==========  ==========  ========  =========
Capital expenditures....  $   890  $ 18,035  $ 138,759  $  293,801  $  636,506  $110,427  $ 251,860
Summary cash flow
 information:
 New cash provided by
  (used for) operating
  activities............     (530)     (624)    44,976      92,608     165,495    36,934     44,889
 Net cash used for
  investing activities..  (13,916) (111,484)  (149,248) (1,509,146) (1,957,687) (399,288)  (224,928)
 Net cash provided by
  financing activities..   21,193   159,843    345,248   1,670,402   1,707,091   324,915    443,706
Ratio of earnings to
 fixed charges(f).......      --        --         --          --          --        --         --
Balance Sheet Data (at
 period end):
Cash and cash
 equivalents............  $ 7,343  $ 55,078  $ 296,450  $  549,328  $  453,833            $ 716,941
Property and equipment,
 net....................   26,753    81,968    592,594   2,468,101   4,303,037            4,450,622
Total assets............   41,226   371,391  1,523,230   3,836,650   6,439,841            6,868,546
Total debt..............   22,052   156,293    429,710   1,542,343   2,602,687            2,701,175
Redeemable preferred
 stock(g)...............   15,550   160,749    201,063     422,923     842,718              851,351
Total stockholders'
 equity (deficit).......     (210)   41,792    737,562   1,617,747   2,420,862            2,666,757

--------
(a) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the year ended December 31, 1997, such expenses include (1) nonrecurring cash bonuses of $0.9 million paid to certain executive officers in connection with our initial investment in CCUK and
    (2) a nonrecurring cash charge of $1.3 million related to our purchase of shares of our common stock from our former chief executive officer in connection with our initial CCUK investment.
(b) Represents charges related to the issuance of stock options to certain employees and executives, and the issuance of common stock and stock options in connection with certain acquisitions.
(c) Includes a $1.2 million fee received in March 1997 as compensation for leading an investment consortium which provided the equity financing in connection with our initial CCUK investment.
(d) Represents our aggregate number of sites as of the end of each period.
(e) EBITDA is defined as operating income (loss) plus depreciation and amortization, non-cash general and administrative compensation charges and restructuring charges. EBITDA is presented as additional information because management believes it to be a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles. Furthermore, our measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, minority interests, extraordinary item, cumulative effect of change in accounting principle, fixed charges and equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, earnings were insufficient to cover fixed charges by $0.9 million, $10.8 million, $37.8 million, $91.3 million and $202.3 million, respectively. For the three months ended March 31, 2000 and 2001, earnings were insufficient to cover fixed charges by $30.5 million and $68.6 million, respectively.
(g) The 1996 and 1997 amounts represent (1) the senior convertible preferred stock we privately placed in August 1997 and October 1997, all of which has been converted into shares of common stock, and (2) Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock we privately placed in April 1995, July 1996 and February 1997, respectively, all of which has been converted into shares of common stock in connection with the completion of our initial public offering in August 1998. The 1998, 1999, 2000 and 2001 amounts represent (1) our exchangeable preferred stock we privately placed in December 1998, (2) our convertible preferred stock we privately placed in November 1999 and (3) our convertible preferred stock we sold in an underwritten public offering in July 2000.

    The selected quarterly historical consolidated financial data for CCIC set forth below have been derived from the consolidated financial statements of CCIC.

                                               Three Months Ended
                                   --------------------------------------------
                                   March 31  June 30   September 30 December 31
                                   --------  --------  ------------ -----------
                                    (Dollars in thousands, except per share
                                                    amounts)
1999:
  Net revenues.................... $ 55,109  $ 77,527    $ 98,927    $114,196
  Gross profit(1).................   29,600    42,795      54,281      62,335
  Loss before cumulative effect of
   change in accounting
   principle......................  (13,473)  (20,850)    (27,067)    (32,957)
  Cumulative effect of change in
   accounting principle...........   (2,414)      --          --          --
  Net loss........................  (15,887)  (20,850)    (27,067)    (32,957)
  Per common share--basic and
   diluted:
    Loss before cumulative effect
     of change in accounting
     principle....................    (0.21)    (0.22)      (0.23)      (0.27)
    Cumulative effect of change in
     accounting principle.........    (0.03)      --          --          --
    Net Loss......................    (0.24)    (0.22)      (0.23)      (0.27)
2000:
  Net revenues.................... $124,244  $148,359    $174,589    $201,973
  Gross profit(1).................   68,056    79,789      89,213      97,507
  Loss before extraordinary item..  (32,060)  (59,230)    (52,965)    (59,036)
  Extraordinary item..............   (1,495)      --          --          --
  Net loss........................  (33,555)  (59,230)    (52,965)    (59,036)
  Per common share--basic and
   diluted:
    Loss before extraordinary
     item.........................    (0.27)    (0.43)      (0.36)      (0.40)
    Extraordinary item............    (0.01)      --          --          --
    Net Loss......................    (0.28)    (0.43)      (0.36)      (0.40)
2001:
  Net revenues.................... $212,953
  Gross profit(1).................   99,758
  Net loss........................  (68,055)
  Loss per common share--basic and
   diluted:.......................    (0.41)

--------
(1)Represents net revenues less costs of operations.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

    In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our best efforts to file and have declared effective an exchange offer registration statement under the Securities Act of 1933.

    We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of new notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act of 1933, who exchanges old notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act of 1933 and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act of 1933. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

    Any holder of the old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in the absence of an exemption from such requirements.

    Each broker-dealer that receives new notes for its own account in exchange for old notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution".

    Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

    Upon the terms and subject to the conditions of the exchange offer, we will accept any and all old notes validly tendered prior to 5:00 p.m., New York time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $450,000,000 new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

    The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933 and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The new notes will evidence the same debt as the old notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $450,000,000 in aggregate principal amount of the old notes is outstanding.

    In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act of 1933 to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. Except as described under "Description of Notes--Book-Entry, Delivery and Form," the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC. See "Description of Notes--Book-Entry, Delivery and Form".

    Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not be entitled to any registration rights under the registration rights agreement.

    We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

    If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the old notes, without expense, to the tendering holder as quickly as possible after the expiration date.

    Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses".

Expiration Date; Extensions; Amendments

    The expiration date for the exchange offer is 5:00 p.m., New York City
time, on      , 2001, unless extended by us in our sole discretion (but in no
event to a date later than      , 2001), in which case the term "expiration
date" shall mean the latest date and time to which the exchange offer is extended.

    We reserve the right, in our sole discretion:

  . to delay accepting any old notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  . to amend the terms of the exchange offer in any manner.

    If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

    If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

Interest on the New Notes

    Interest on the new notes will accrue at the rate of 9 3/8% per annum from the most recent date to which interest on the new notes has been paid or, if no interest has been paid, from the date of the indenture governing the notes. Interest will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2001.

Conditions to the Exchange Offer

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

  . any change, or any development involving a prospectus change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  . any law, statue, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  . any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

    The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered on ongoing right which may be asserted at any time and from time to time.

    If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders;

  . extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See "--Withdrawal of Tenders" below); or

  . waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Procedures for Tendering

    Unless the tender is being make in book-entry form, to tender in the exchange offer, a holder must

  . complete, sign and date the letter of transmittal, or a facsimile of it,

  . have the signatures guaranteed if required by the letter of transmittal, and

  . mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "exchange agent" below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owners's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the old notes tendered pursuant thereto are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .for the account of an eligible guarantor institution.

    In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States, or

  . an "eligible guarantor institution".

    If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

    If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

    We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old notes in our sole discretion. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our U.S. counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer", to terminate the exchange offer.

    By tendering, each holder represents to us, among other things, that:

  . the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not such person is the holder;

  . neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

  . neither the holder nor any such other person is our "affiliate" (as defined in Rule 405 under the Securities Act of 1933).

    if the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes, it will acknowledge that it acquired such old notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution".

Guaranteed Delivery Procedures

    A holder who wishes to tender its old notes and:

    .  whose old notes are not immediately available;

    . who cannot deliver the holder's old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

    . who cannot complete the procedures for book-entry transfer before the expiration date may effect a tender if:

    .  the tender is made through an eligible guarantor institution;

    . before the expiration date, the exchange agent receives from the eligible guarantor institution:

      . a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

      . the name and address of the holder,

      . the certificate number(s) of the old notes and the principal amount at maturity of old notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the old notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    . the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

    Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of old notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person who deposited the old notes to be withdrawn,

  . identify the old notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such old notes),

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender, and

  . specify the name in which any such old notes are to be registered, if different from that of the depositor.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the old notes withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

    The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at One Wall Street, New York, N.Y. 10286. The exchange agent's telephone number is (212) 495-1784 and facsimile number is (212) 815-5915.

Fees and Expenses

    We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and certain legal fees.

    Holders who tender their old notes for exchange will not be obligated to pay transfer taxes. If, however:

  . new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

  . if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  . if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

    The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Old Notes in the Exchange

    Issuance of the new notes in exchange for the old notes under the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender such old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act of 1933, and, upon completion of the exchange offer, certain registered rights under the registration rights agreement will terminate.

    In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  . the remaining old notes may be resold only if registered pursuant to the Securities Act of 1933, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

  . the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

    We do not currently anticipate that we will register the remaining old notes under the Securities Act of 1933. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

                              DESCRIPTION OF NOTES

General

    You can find the definitions of certain terms used in the following summary under the subheading "Certain Definitions". In this summary, the word "CCIC" refers only to Crown Castle International Corp. and not to any of its Subsidiaries.

    The old notes were issued under separate indenture and the new notes will be issued under the same indenture, in each case between CCIC and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. The new and old notes will, be identical in all material respects, except that the new notes have been registered under the Securities Act of 1933 and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates.

    The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate the indenture or the registration rights agreement in their entirety. We urge you to read the indenture and the registration rights agreement, because they, and not this description, define your rights as Holders of the notes. A copy of the indenture and the registration rights agreement is available as set forth below under "--Additional Information".

Brief Description of the Notes

    The notes:

  .  are general obligations of CCIC;

  .  rank equally with all existing and future senior debt of CCIC;

  . accrue interest from the date they are issued at a rate of 9 3/8% which is payable semi-annually; and

  .  mature on August 1, 2011.

    CCIC has covenanted that it will offer to repurchase notes under the circumstances described in the indenture upon:

  .  a Change of Control of CCIC; or

  .  an Asset Sale by CCIC or any of its Restricted Subsidiaries.

    The indenture also contains the following covenants:

  .  Restricted Payments;

  .  incurrence of Indebtedness and issuance of preferred stock;

  .  Liens;

  .  dividend and other payment restrictions affecting Subsidiaries;

  .  merger, consolidation or sale of assets;

  .  transactions with Affiliates;

  .  sale and leaseback transactions;

  .  limitation on issuances and sales of Capital Stock of Restricted
     Subsidiaries;

  .  limitation on issuances of Guarantees of Indebtedness;

  .  Business Activities; and

  .  Reports.

    The operations of CCIC are conducted through its Subsidiaries and, therefore, CCIC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. CCIC's Subsidiaries will not be guarantors of the notes and the notes will be effectively subordinated to all Indebtedness, including all borrowings under our senior credit facility, the Bell Atlantic joint venture credit facility, Crown Castle UK Limited, or "CCUK", credit facility, the (Pounds)125,000,000 9% Guaranteed Bonds Due 2007 issued by Crown Castle UK Finance PLC and other liabilities and commitments, including trade payables and lease obligations, of CCIC's Subsidiaries. Any right of CCIC to receive assets of any of its Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that CCIC is itself recognized as a creditor of such Subsidiary. If CCIC is recognized as a creditor of such Subsidiary, the claims of CCIC would still be subordinate in right of payment to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by CCIC. As of March 31, 2001, after giving pro forma effect to the recent issuance of the old notes, CCIC's Subsidiaries would have had $1,138.8 million of indebtedness outstanding, and would have had $544.0 million, $75.0 million and $63.9 million of unused borrowing availability, respectively, under the 2000 Credit Facility, the Bell Atlantic joint venture credit facility and the CCUK credit facility. The provisions of the Senior Credit Facility, the Bell Atlantic joint venture credit facility, the CCUK credit facility and the CCUK bonds contain substantial restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to CCIC. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends".

    As of the date of the indenture, all of CCIC's Subsidiaries will be Restricted Subsidiaries other than:

      (1) CCUK and its subsidiaries; and

      (2) Crown Castle Investment Corp. and Crown Castle Investment Corp. II and their subsidiaries, through which CCIC holds, among other things, its interest in the Bell Atlantic joint venture.

    However, under certain circumstances, CCIC will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

    The notes initially will be limited in aggregate principal amount to $450 million and will mature on August 1, 2011. The indenture governing the notes allows CCIC to issue up to $100 million in aggregate principal amount of notes in addition to that initial amount. The issuance of any of those additional notes will be subject to CCIC's ability to incur indebtedness under the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock" and similar restrictions in the instruments governing CCIC's other Indebtedness. Any such additional notes will be treated as part of the same class and series as the notes issued in this exchange offer for purposes of voting under the indenture. CCIC will issue the notes in denominations of $1,000 and integral multiples of $1,000.

    Interest on the notes will accrue at the rate of 9 3/8% per annum and will be payable in U.S. Dollars semiannually in arrears on February 1 and August 1, commencing on August 1, 2001. CCIC will make each interest payment to Holders of record on the immediately preceding January 15 and July 15.

    Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

    If a Holder has given wire transfer instructions to CCIC, CCIC will make all payments of principal, premium if any, and interest and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless CCIC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

    The trustee under the indenture will initially act as the paying agent and registrar for the notes. CCIC may change the paying agent or registrar under the indenture without prior notice to the Holders of the notes, and CCIC or any of its Subsidiaries may act as paying agent or registrar under the indenture.

Transfer and Exchange

    A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. CCIC is not required to transfer or exchange any notes selected for redemption. Also, CCIC is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

    During the period after the date of original issuance of the old notes until August 1, 2004, CCIC may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of 109.375% of the principal amount of the notes to be redeemed on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

  . at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by CCIC or any of its Subsidiaries; and

  . the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at CCIC's option prior to August 1, 2006. On or after August 1, 2006, CCIC may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest if any, on the notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1, of the years indicated below:

       Year                                                           Percentage
       ----                                                           ----------
       2006..........................................................  104.688%
       2007..........................................................  103.125%
       2008..........................................................  101.563%
       2009 and thereafter...........................................  100.000%

Selection and Notice

    If less than all of the notes are to be redeemed at any time, the trustee under the indenture will select notes for redemption as follows:

      (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

      (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

    No notes of $1,000 of principal amount at maturity or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

    CCIC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

    If a Change of Control occurs, each Holder of notes will have the right to require CCIC to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any notes repurchased plus accrued and unpaid interest on the notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, CCIC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the "Change of Control Payment Date"). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

    On the Change of Control Payment Date, CCIC will, to the extent lawful:

      (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

      (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

      (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by CCIC.

    The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. CCIC will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, CCIC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of the compliance.

    The Change of Control purchase feature is a result of negotiations between CCIC and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that CCIC would decide to do so in the future. Subject to the limitations discussed below, CCIC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect CCIC's capital structure. Restrictions on the ability of CCIC to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Liens" and "--Certain Covenants--Sale and Leaseback Transactions". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of certain highly leveraged transactions.

    The credit facilities of CCIC's Subsidiaries limit CCIC's access to the cash flow of those Subsidiaries and will, therefore, restrict CCIC's ability to purchase any notes. Each of these credit facilities also provides that the occurrence of certain change of control events with respect to CCIC constitutes a default under that credit facility. In the event that a Change of Control occurs at a time when CCIC's Subsidiaries are prohibited from making distributions to CCIC to purchase notes, CCIC could cause its Subsidiaries to seek the consent of the lenders under the credit facilities to allow the distributions or could attempt to refinance the borrowings that contain the prohibition. If CCIC does not obtain a consent or repay such borrowings, CCIC will remain prohibited from purchasing notes. In this case, CCIC's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the credit facilities. Future indebtedness of CCIC and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the Holders of their right to require CCIC to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CCIC. Finally, CCIC's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by CCIC's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--As a Holding Company, We Require Dividends from Subsidiaries to Meet Cash Requirements or Pay Dividends". There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

    CCIC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by CCIC and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. The provisions under the indenture relating to CCIC's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of CCIC and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require CCIC to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCIC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) CCIC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

      (2) fair market value is determined by CCIC's board of directors and evidenced by a resolution of its board of directors set forth in an officers' certificate delivered to the trustee under the indenture; and

      (3) except in the case of a Tower Asset Exchange, at least 75% of the consideration received in such Asset Sale by CCIC or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following shall be deemed to be cash:

      (a) any liabilities, as shown on CCIC's or such Restricted Subsidiary's most recent balance sheet, of CCIC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases CCIC or the Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by CCIC or any Restricted Subsidiary from the transferee that are converted by CCIC or the Restricted Subsidiary into cash within 20 days of the applicable Asset Sale, to the extent of the cash received in that conversion.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCIC or the Restricted Subsidiary may apply those Net Proceeds to:

      (1) reduce Indebtedness under a Credit Facility;

      (2) reduce other Indebtedness of any of CCIC's Restricted
  Subsidiaries;

      (3) the acquisition of all or substantially all the assets of a Permitted Business;

      (4) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of CCIC; provided, that, after giving effect to the acquisition, CCIC or its Restricted Subsidiary owns a majority of the Voting Stock of that business; or

      (5) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, CCIC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, CCIC will be required to make an offer to all Holders of notes, and all holders of other senior Indebtedness of CCIC containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other senior Indebtedness of CCIC that may be purchased out of the Excess Proceeds (an "Asset Sale Offer"). The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any notes, plus accrued and unpaid interest to the date of purchase. In the case of any other senior Indebtedness, the offer price will be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indenture and the other senior Indebtedness of CCIC. If any Excess Proceeds remain after consummation of an Asset Sale Offer, CCIC may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and the other senior indebtedness of CCIC tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Certain Covenants

  Restricted Payments

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any other payment or distribution on account of CCIC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCIC or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCIC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CCIC or to CCIC or a Restricted Subsidiary of CCIC);

        (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving CCIC) any Equity Interests of CCIC or any direct or indirect parent of CCIC (other than any such Equity Interests owned by CCIC or any of its Restricted Subsidiaries);

        (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

        (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above, including those occurring since the date of the May 1999 Senior Discount Note Indenture, being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (1) no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

        (2) CCIC would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that CCIC and its Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment; and

        (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCIC and its Restricted Subsidiaries after the date of the May 1999 Senior Discount Note Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the paragraph of exceptions below), is less than the sum, without duplication, of:

          (a) 100% of the Consolidated Cash Flow of CCIC for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed to the end of CCIC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.75 times the Consolidated Interest Expense of CCIC since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed; plus

          (b) 100% of the aggregate net cash proceeds received by CCIC since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed as a contribution to its common equity capital or from the issue or sale of Equity Interests of CCIC (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (11) of the second paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of CCIC that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of CCIC and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

          (c) to the extent that any Restricted Investment that was made after the date of the May 1999 Senior Discount Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

                  (A) the cash return of capital with respect to the
              Restricted Investment (less the cost of disposition, if any);
              and

                  (B) the initial amount of the Restricted Investment; plus

          (d) to the extent that any Unrestricted Subsidiary of CCIC and all of its Subsidiaries are designated as Restricted Subsidiaries after the date of the May 1999 Senior Discount Note Indenture, the lesser of:

                  (A) the fair market value of CCIC's Investments in such
              Subsidiaries as of the date of such designation; or

                  (B) the sum of:

                      (x) the fair market value of CCIC's Investments in such
                  Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries; and

                      (y) the amount of any Investments made in such
                  Subsidiaries subsequent to such designation (and treated as Restricted Payments) by CCIC or any Restricted Subsidiary; provided that:

                          (1) in the event the Unrestricted Subsidiaries
                       designated as Restricted Subsidiaries are CCUK and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds 34.3% of the fair market value of CCUK and its Subsidiaries as a whole; and

                          (2) in the event the Unrestricted Subsidiaries
                       designated as Restricted Subsidiaries are CCA Investment Corp. and its Subsidiaries, the references in clauses (A) and (B) of this clause (d) to fair market value of CCIC's Investments in such Subsidiaries shall mean the amount by which the fair market value of all such Investments exceeds $250.0 million; plus

          (e) 50% of any dividends received by CCIC or a Restricted Subsidiary after the date of the May 1999 Senior Discount Note Indenture from an Unrestricted Subsidiary of CCIC, to the extent that such dividends were not otherwise included in Consolidated Net Income of CCIC for such period.

    The preceding provisions will not prohibit:

      (1) the payment of any dividend within 60 days after the date of declaration of that dividend, if at said date of declaration such payment would have complied with the provisions of the indenture;

      (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of CCIC in exchange for, or out of the net cash proceeds from the sale since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed (other than to a Subsidiary of CCIC) of Equity Interests of CCIC (other than any Disqualified Stock); provided that the net cash proceeds are not used to incur new Indebtedness pursuant to clause (11) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each case, the amount of any net cash proceeds that are so utilized will be excluded from clause (3)(b) of the preceding paragraph;

      (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

      (4) the payment of any dividend by a Restricted Subsidiary of CCIC to the Holders of its Equity Interests on a pro rata basis;

      (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CCIC or any Restricted Subsidiary of CCIC held by any member of CCIC's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the May 1999 Senior Discount Note Indenture; provided that the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests may not exceed:

         (a) $500,000 in any twelve-month period; and

         (b) $5.0 million in the aggregate since the date of the August 1999 Senior Note Indenture; or

      (6) the payment of scheduled dividends on CCIC's 12 3/4% Senior Exchangeable Preferred Stock due 2010, whether paid in cash or in kind through the issuance of additional shares of such preferred stock, all in accordance with the certificate of designations governing such preferred stock as in effect on the date of the May 1999 Senior Discount Note Indenture.

    The board of directors of CCIC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by CCIC and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors of CCIC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by CCIC or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by the board of directors of CCIC whose resolution with respect to the determination will be delivered to the trustee.

  Incurrence of Indebtedness and Issuance of Preferred Stock

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and CCIC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that CCIC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and CCIC's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been no greater than 7.5 to 1.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

      (1) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities since the date of the August 1999 Senior Note Indenture in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CCIC and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the product of $150,000 times the number of Completed Towers on the date of such incurrence;

      (2) the incurrence by CCIC and its Restricted Subsidiaries of the Existing Indebtedness;

      (3) the incurrence by CCIC of the Indebtedness represented by the notes issued on the date of the May 1999 Senior Discount Note Indenture;

      (4) the issuance by CCIC of additional shares of its 12 3/4% Senior Exchangeable Preferred Stock due 2010 solely for the purpose of paying dividends thereon and the incurrence by CCIC of Indebtedness represented by CCIC's 12 3/4% Senior Subordinated Exchange Debentures due 2010;

      (5) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness since the date of the August 1999 Senior Note Indenture represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of CCIC or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (5), not to exceed $10.0 million at any one time outstanding;

      (6) the incurrence by CCIC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of CCIC or any of its Restricted Subsidiaries or Disqualified Stock of CCIC (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or this clause (6) of this paragraph;

      (7) the incurrence by CCIC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCIC and any of its Restricted Subsidiaries; provided, however, that:

         (i) if CCIC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and that:

                (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCIC or a Restricted Subsidiary; and

                (B) any sale or other transfer of any such Indebtedness to a
            Person that is not either CCIC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of the Indebtedness by CCIC or the Restricted Subsidiary, as the case may be;

      (8) the incurrence by CCIC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or currency exchange risk;

      (9) the guarantee by CCIC or any of its Restricted Subsidiaries of Indebtedness of CCIC or a Restricted Subsidiary of CCIC that was permitted to be incurred by another provision of the indenture;

      (10) the incurrence by CCIC or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by CCIC's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by CCIC or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by CCIC or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (10), as a result of such acquisition by CCIC or one of its Restricted Subsidiaries,

  CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;

      (11) the incurrence by CCIC or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock not to exceed, at any one time outstanding, the sum of:

         (i) 2.0 times the aggregate net cash proceeds; plus

         (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of the board of directors of CCIC set forth in an officers' certificate delivered to the trustee);

     in each case, from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of CCIC since the beginning of the fiscal quarter during which the May 1999 Senior Discount Note Indenture was executed (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause (2) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); and

      (12) the incurrence by CCIC or any of its Restricted Subsidiaries since the date of the August 1999 Senior Note Indenture of additional Indebtedness and/or the issuance by CCIC of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed $25.0 million.

    The indenture provides that:

      (1) CCIC will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of CCIC unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of CCIC will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CCIC solely by virtue of being unsecured; and

      (2) CCIC will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, CCIC will, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under Credit Facilities outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The debt represented by the notes issued on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause
(11) of the definition of Permitted Debt.

  Liens

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions to CCIC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

      (2) pay any indebtedness owed to CCIC or any of its Restricted
  Subsidiaries;

      (3) make loans or advances to CCIC or any of its Restricted
  Subsidiaries; or

      (4) transfer any of its properties or assets to CCIC or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) Existing Indebtedness as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the date of the indenture;

      (2) Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred pursuant to the covenant under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Credit Facility and Indebtedness contain only such encumbrances and restrictions on such Restricted Subsidiary's ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time such Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of CCIC's board of directors (and evidenced in a board resolution), which determination shall be conclusively binding;

      (3) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

      (4) any Indebtedness incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by CCIC) and CCIC determines that any such encumbrance or restriction will not materially affect CCIC's ability to pay interest or principal on the notes;

      (5) the indenture governing the notes;

      (6) applicable law;

      (7) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCIC or any of its Restricted Subsidiaries as in effect at the time that Person is acquired by CCIC (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

      (8) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

      (9) purchase money obligations for property acquired in the ordinary course of business of the nature described in clause (5) in the second paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" on the property so acquired;

      (10) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

      (11) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

      (12) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

      (13) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "Liens" that limit the right of the debtor to transfer the assets subject to such Liens;

      (14) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

      (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

    CCIC may not:

        (1) consolidate or merge with or into (whether or not CCIC is the surviving corporation); or

        (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

          (a) either:

                  (A) CCIC is the surviving corporation; or

                  (B) the entity or the Person formed by or surviving any such consolidation or merger (if other than CCIC) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b) the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of CCIC under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (c) immediately after such transaction no Default exists; and

          (d) except in the case of:

                  (A) a merger of CCIC with or into a Wholly Owned Restricted
              Subsidiary of CCIC; and

                  (B) a merger entered into solely for the purpose of
              reincorporating CCIC in another jurisdiction:

                      (x) in the case of a merger or consolidation in which
                  CCIC is the surviving corporation, CCIC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of CCIC for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; or

                      (y) in the case of any other such transaction, the Debt
                  to Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than CCIC), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been less than CCIC's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for CCIC in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption "--Certain Definitions".

  Transactions with Affiliates

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

      (1) such Affiliate Transaction is on terms that are no less favorable to CCIC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCIC or such Restricted Subsidiary with an unrelated Person; and

      (2) CCIC delivers to the trustee:

         (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors of CCIC set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of CCIC; and

         (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

      (1) any employment arrangements with any executive officer of CCIC or a Restricted Subsidiary that is entered into by CCIC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

      (2) transactions between or among CCIC and/or its Restricted
  Subsidiaries;

      (3) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person;

      (4) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments";

      (5) the issuance or sale of Equity Interests (other than Disqualified Stock) of CCIC; and

      (6) transactions pursuant to the provisions of the governance agreement and the stockholders agreement, as the same were in effect on the date of the indenture.

  Sale and Leaseback Transactions

    CCIC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCIC or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

      (1) CCIC or such Restricted Subsidiary, as applicable, could have:

         (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

      (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors) of the property that is the subject of the sale and leaseback transaction; and

      (3) the transfer of assets in the sale and leaseback transaction is permitted by, and CCIC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

    CCIC:

      (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of CCIC to any Person (other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC); and

      (2) will not permit any of its Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to CCIC or a Wholly Owned Restricted Subsidiary of CCIC, unless, in each such case:

         (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

         (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of CCIC will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with:

      (x) the formation or capitalization of a Restricted Subsidiary, or

      (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of CCIC by reason of the acquisition of securities or assets from another Person.

  Limitation on Issuances of Guarantees of Indebtedness

    CCIC will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCIC unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture governing the notes providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of CCIC, of all of CCIC's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture governing the notes. The form of a Guarantee will be attached as an exhibit to the indenture.

  Business Activities

    CCIC will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to CCIC and its Subsidiaries taken as a whole.

  Reports

    Whether or not required by the Commission, so long as any notes are outstanding, CCIC will furnish to the Holders of notes:

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if CCIC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

  Operations" that describes the financial condition and results of operations of CCIC and its consolidated Subsidiaries showing in reasonable detail in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case to the extent not prohibited by the Commission's rules and regulations:

         (a) the financial condition and results of operations of CCIC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCIC; and

         (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period and, with respect to the annual information only, a report thereon by CCIC's certified independent accountants; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if CCIC were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

    In addition, whether or not required by the rules and regulations of the Commission, CCIC will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

    Each of the following constitutes an Event of Default under the indenture:

      (1) default for 30 days in the payment when due of interest on the notes;

      (2) default in payment when due of the principal of or premium, if any, on the notes;

      (3) failure by CCIC or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by CCIC to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable to the offers;

      (4) failure by CCIC or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

      (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCIC or any of its Significant Subsidiaries, or the payment of which is guaranteed by CCIC or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

         (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a "Payment Default"); or

         (b) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

      (6) failure by CCIC or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

      (7) certain events of bankruptcy or insolvency described in the indenture with respect to CCIC or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the trustee under the indenture or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CCIC, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee under the indenture in its exercise of any trust or power.

    The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee under the indenture may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

    The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, CCIC is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. CCIC is also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action CCIC is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of CCIC, as such, shall have any liability for any obligations of CCIC under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

    CCIC may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding ("Legal Defeasance") except for:

      (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

      (2) CCIC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      (3) the rights, powers, trusts, duties and immunities of the trustee, and CCIC's obligations in connection therewith; and

      (4) the Legal Defeasance provisions of the indenture.

    In addition, CCIC may, at its option and at any time, elect to have the obligations of CCIC released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under "--Events of Default and Remedies", but not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to CCIC, will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) CCIC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the redemption date, as the case may be, and CCIC must specify whether the notes are being defeased to maturity or to a particular redemption date;

      (2) in the case of Legal Defeasance, CCIC shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

         (A) CCIC has received from, or there has been published by, the Internal Revenue Service a ruling; or

         (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, CCIC shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default or Event of Default shall have occurred and be continuing either:

         (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

         (b) insofar as Events of Default from bankruptcy or insolvency events with respect to CCIC are concerned, at any time in the period ending on the 91st day after the date of deposit;

      (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which CCIC or any of its Restricted Subsidiaries is a party or by which CCIC or any of its Restricted Subsidiaries is bound;

      (6) CCIC must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

      (7) CCIC must deliver to the trustee under the indenture an officers' certificate stating that the deposit was not made by CCIC with the intent of preferring the Holders of the notes over the other creditors of CCIC with the intent of defeating, hindering, delaying or defrauding creditors of CCIC or others; and

      (8) CCIC must deliver to the trustee under the indenture an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

    Except as described in the two paragraphs below, the Holders of a majority in principal amount at maturity of the notes outstanding can, with respect to the notes:

      (1) consent to any amendment or supplement to the indenture or the notes; and

      (2) waive any existing default under, or the compliance with any provisions of, the indenture or the notes.

    Consents and waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the notes shall be included for purposes of the previous sentence.

    Without the consent of each Holder affected, an amendment or waiver with respect to any notes held by a non-consenting Holder may not:

      (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

      (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes;

      (3) reduce the rate of or change the time for payment of interest on any note;

      (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

      (5) make any note payable in money other than that stated in the notes;

      (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

      (7) waive a redemption payment, but not any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to any note;

      (8) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the notes; or

      (9) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of notes, CCIC and the trustee may amend or supplement the indenture or the notes to:

      (1) cure any ambiguity, defect or inconsistency;

      (2) provide for uncertificated notes in addition to or in place of certificated notes;

      (3) provide for the assumption of CCIC's obligations to Holders of notes in the case of a merger or consolidation;

      (4) make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

      (5) comply with requirements of Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

    The indenture contains certain limitations on the rights of the trustee, should it become a creditor of CCIC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount at maturity of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057,
Attention: Corporate Secretary.

Book-Entry, Delivery and Form

    The new notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global notes"). The Global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except to set forth below, the Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

    The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changed by DTC from time to time. CCIC takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

    DTC has advised CCIC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the old notes (the "Initial Purchasers")), banks, trust companies clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised CCIC that, pursuant to procedures established by it:

      (1) upon deposit of the Global notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global notes; and

      (2) ownership of these interests in the Global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global notes).


    Except as described below, owners of an interest in the Global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the applicable indenture for any purpose.

    Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, CCIC and the trustee will treat the Persons in whose names the notes, including the Global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither CCIC, the trustee nor any agent of CCIC or the trustee has or will have any responsibility or liability for:

      (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global notes; or

      (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised CCIC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or CCIC. Neither CCIC nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and CCIC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

    DTC has advised CCIC that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global notes for legended notes in certificated form, and to distribute such notes to its Participants.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. Neither CCIC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Notes

    A Global note is exchangeable for definitive new notes in registered certificated form ("Certificated notes") if:

      (1) DTC (a) notifies CCIC that it is unwilling or unable to continue as depositary for the Global notes and CCIC then fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

      (2) CCIC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated notes; or

      (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

    In addition, beneficial interests in a Global note may be exchanged for Certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated notes delivered in exchange for any Global note or beneficial interests in Global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

    New notes in certificated form may not be exchanged for beneficial interests in any Global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such new notes.

Same Day Settlement and Payment

    CCIC will make payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global note Holder. CCIC will make all payments of principal, interest and premium and Special Interest, if any, with respect to Certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global notes are expected to trade in DTC's Same-day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. CCIC expects that secondary trading in any Certificated notes will also be settled in immediately available funds.

Registration Rights; Special Interest

    Holders of the new notes are not entitled to any registration rights with respect to the new notes.

    The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See "--Additional Information".

    CCIC and the Initial Purchasers entered into the registration rights agreement on the closing date of initial purchase of the old notes by the Initial Purchasers. Pursuant to the registration rights agreement, CCIC agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the exchange offer registration statement, CCIC will offer to the holders of Registrable Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Registrable Securities for exchange notes.

    The registration agreement provides that if:

      (1) on or prior to the time the exchange offer is completed existing Commission interpretations are changed such that the exchange notes received by Holders in the exchange offer for Registrable Securities are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act;

      (2) the exchange offer has not been completed within 225 days following the closing date;

    or

      (3) the exchange offer is not available to any holder of the old notes;

CCIC will file with the Commission a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    CCIC will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective by the Commission within the periods specified in the registration rights agreement.

    For purposes of the preceding, "Registrable Securities" means each old note until:

      (1) the old note has been exchanged for a new note in an exchange offer;

      (2) a shelf registration statement registering such old note under the Securities Act has been declared or becomes effective and such old note has been sold or otherwise transferred by the holder thereof in accordance with the shelf registration statement;

      (3) such old note is distributed to the public pursuant to Rule 144 under circumstances in which any legend borne by such note relating to restrictions on transferability thereof, under the Securities Act, is removed by the Company or pursuant to the applicable Indenture;

      (4) such old note is eligible to be sold pursuant to Rule 144(k); or

      (5) such old note shall cease to be outstanding.

    The registration rights agreement provides:

      (1) CCIC will file an exchange offer registration statement with the Commission not later than 60 days after the closing of the initial purchase of the old notes by the Initial Purchasers;

      (2) CCIC will use all commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the Commission not later than 180 days after the closing of the initial purchase of the old notes by the Initial Purchaser;

      (3) unless the exchange offer would not be permitted by applicable law or Commission policy, CCIC will:

         (a) use its best efforts to commence the exchange offer not later than 30 business days after the date on which the exchange offer registration statement was declared effective; and

         (b) issue on or prior to 20 business days, or longer, if required by the federal securities laws, after the commencement of the exchange offer, new notes in exchange for all notes tendered prior thereto in the exchange offer; and

      (4) If obligated to file the shelf registration statement, CCIC will file the shelf registration statement with the Commission on or prior to 45 days after such filing obligation arises and will use all commercially reasonable efforts to cause the shelf registration statement to be declared effective by the Commission on or prior to 90 days after the filing of the shelf registration statement.

    If:

      (1) CCIC fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

      (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness; or

      (3) CCIC fails to consummate the exchange offer within 30 business days of the effective date of any such registration statement with respect to the exchange offer registration statement; or

      (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Registrable Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then CCIC will pay special interest ("Special Interest") to each Holder of notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

    The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

    All accrued Special Interest will be paid by CCIC on each Special Interest payment date to the Global note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certified notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

    Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

    Holders of the old notes are required to make certain representations to CCIC (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Registrable Securities included in the shelf registration statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Registrable Securities, a holder will be deemed to have agreed to indemnify CCIC against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of the old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from CCIC.

Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person:

      (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

      (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Adjusted Consolidated Cash Flow" means, as of any date of determination, the sum of:

      (1) the Consolidated Cash Flow of CCIC for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less CCIC's Tower Cash Flow for such four-quarter period; plus

      (2) the product of four times CCIC's Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

    For purposes of making the computation referred to above:

      (1) acquisitions that have been made by CCIC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

      (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

      (3) the corporate development expense of CCIC and its Restricted Subsidiaries calculated in a manner consistent with the audited financial statements of CCIC included in this prospectus shall be added to Consolidated Cash Flow to the extent it was included in computing Consolidated Net Income.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "Asset Sale" means:

      (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of CCIC and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "-- Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

      (2) the issue or sale by CCIC or any of its Restricted Subsidiaries of Equity Interests of any of CCIC's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than CCIC or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

         (a) that have a fair market value in excess of $1.0 million; or

         (b) for net proceeds in excess of $1.0 million.

    Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

      (1) a transfer of assets by CCIC to a Restricted Subsidiary or by a Restricted Subsidiary to CCIC or to another Restricted Subsidiary;

      (2) an issuance of Equity Interests by a Subsidiary to CCIC or to another Restricted Subsidiary;

      (3) a transfer or issuance of Equity Interests of an Unrestricted Subsidiary to an Unrestricted Subsidiary; provided, however, that such transfer or issuance does not result in a decrease in the percentage of ownership of the voting securities of such transferee Unrestricted Subsidiary that are collectively held by CCIC and its Subsidiaries;

      (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

      (5) grants of leases or licenses in the ordinary course of business;
  and

      (6) disposals of Cash Equivalents.

    "August 1999 Senior Note Indenture" means that certain indenture dated as of August 3, 1999 between the Company and United States Trust Company of New York, as Trustee, governing the Company's 9 1/2% Senior Notes due 2011.

    "Asset Sale Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales."

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means:

      (1) in the case of a corporation, corporate stock;

      (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

      (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means:

      (1) United States dollars;

      (2) securities issued or directly and fully guaranteed or insured by the United States government, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

      (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

      (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

      (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

    "Change of Control" means the occurrence of any of the following:

      (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCIC and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

      (2) the adoption of a plan relating to the liquidation or dissolution of CCIC;

      (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of CCIC (measured by voting power rather than number of shares); provided that transfers of Equity Interests in CCIC between or among the beneficial owners of CCIC's Equity Interests and/or Equity Interests in

  CCUK, in each case as of the date of the indenture, will not be deemed to cause a Change of Control under this clause (3) so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of CCIC than is at the time collectively beneficially owned by the Principals and their Related Parties;

      (4) the first day on which a majority of the members of the board of directors of CCIC are not Continuing Directors; or

      (5) CCIC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCIC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCIC is converted into or exchanged for cash, securities or other property, other than any such transaction where:

         (a) the Voting Stock of CCIC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

         (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

    "Change of Control Offer" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control".

    "Change of Control Payment" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control".

    "Change of Control Payment Date" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Change of Control".

    "Completed Tower" means any wireless transmission tower owned or managed by CCIC or any of its Restricted Subsidiaries that, as of any date of determination:

      (1) has at least one wireless communications or broadcast tenant that has executed a definitive lease with CCIC or any of its Restricted Subsidiaries, which lease is producing revenue with respect to the tower as of the date of determination; and

      (2) has capacity for at least two tenants in addition to the tenant referred to in clause (1) of this definition.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus:

      (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

      (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

      (3) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

      (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business),

in each case on a consolidated basis and determined in accordance with GAAP.

    "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

      (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

      (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

      (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any Person for any period:

      (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations); plus

      (2) all preferred stock dividends paid or accrued in respect of CCIC's and its Restricted Subsidiaries' preferred stock to Persons other than CCIC or a Wholly Owned Restricted Subsidiary of CCIC other than preferred stock dividends paid by CCIC in shares of preferred stock that is not Disqualified Stock.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

      (1) the Net Income (but not loss) of any Person other than CCIC that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

      (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

      (3) the cumulative effect of a change in accounting principles shall be excluded; and

      (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to CCIC or one of its Restricted Subsidiaries.

    "Consolidated Tangible Assets" means, with respect to CCIC, the total consolidated assets of CCIC and its Restricted Subsidiaries, less the total intangible assets of CCIC and its Restricted

Subsidiaries, as shown on the most recent internal consolidated balance sheet of CCIC and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

    "Continuing Directors" means, as of any date of determination, any member of the board of directors of CCIC who:

      (1) was a member of such board of directors on the date of the August 1999 Senior Note Indenture;

      (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or

      (3) is a designee of a Principal or was nominated by a Principal.

    "Covenant Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance".

    "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of:

      (1) the Consolidated Indebtedness of CCIC as of such date to

      (2) the Adjusted Consolidated Cash Flow of CCIC as of such date.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCIC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above the caption "--Certain Covenants--Restricted Payments".

    "Eligible Indebtedness" means any Indebtedness other than:

      (1) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof; and

      (2) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Excess Proceeds" has the meaning set forth above under the caption "Repurchase at the Option of Holders--Asset Sales".

    "Existing Indebtedness" means Indebtedness of CCIC and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on August 3, 1999, until such amounts are repaid.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

      (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

      (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

    "Holder" means a Person in whose name a note is registered.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

      (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

      (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CCIC or any Restricted Subsidiary of CCIC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of CCIC or a Restricted Subsidiary of CCIC issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CCIC, CCIC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments".

    "Legal Defeasance" has the meaning set forth above under the caption "Legal Defeasance and Covenant Defeasance".

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "May 1999 Senior Discount Note Indenture" means that certain indenture, dated as of May 15, 1999, between CCIC and United States Trust Company of New York, as trustee, governing CCIC's 10 3/8% Senior Discount Notes due 2011.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

      (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

         (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or

         (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

      (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

    "Net Proceeds" means the aggregate cash proceeds received by CCIC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

      (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

      (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

      (3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

      (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale;

      (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by CCIC or any Restricted Subsidiary after such Asset Sale; and

      (6) without duplication, any reserves that CCIC's board of directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause
(5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

    "Non-Recourse Debt" means Indebtedness:

      (1) as to which neither CCIC nor any of its Restricted Subsidiaries:

         (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute
     Indebtedness);

         (b) is directly or indirectly liable (as a guarantor or otherwise); or

         (c) constitutes the lender;

      (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of CCIC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

      (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of CCIC or any of its Restricted Subsidiaries (except that this clause (3) will not apply to any indebtedness incurred by CCUK and its Subsidiaries prior to the date CCUK became a Subsidiary).

    "Payment Default" has the meaning set forth above under the caption "Events of Default and Remedies".

    "Permitted Business" means any business conducted by CCIC, its Restricted Subsidiaries or CCUK and its Subsidiaries on the date of the indenture and any other business related, ancillary or complementary to any such business.

    "Permitted Investment" means:

      (1) any Investment in CCIC or in a Restricted Subsidiary of CCIC;

      (2) any Investment in Cash Equivalents;

      (3) any Investment by CCIC or any Restricted Subsidiary of CCIC in a Person, if as a result of such Investment:

         (a) such Person becomes a Restricted Subsidiary of CCIC; or

         (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCIC or a Restricted Subsidiary of CCIC;

      (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

      (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CCIC;

      (6) receivables created in the ordinary course of business;

      (7) loans or advances to employees made in the ordinary course of business since the date of the August 1999 Senior Note Indenture not to exceed $2.0 million at any one time outstanding;

      (8) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

      (9) purchase of additional Equity Interests in CCUK for cash pursuant to the governance agreement as the same is in effect on the date of the May 1999 Senior Discount Note Indenture for aggregate cash consideration not to exceed $20.0 million since the beginning of the quarter during which the May 1999 Senior Discount Note Indenture was executed;

      (10) Investments since the date of the August 1999 Senior Note Indenture of up to an aggregate of $100.0 million (each such Investment being measured as of the date made and without giving effect to subsequent changes in value); and

      (11) other Investments in Permitted Businesses since the date of the August 1999 Senior Note Indenture not to exceed an amount equal to $10.0 million plus 10% of CCIC's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

    "Permitted Liens" means:

      (1) Liens securing Eligible Indebtedness of CCIC under one or more Credit Facilities that was permitted by the terms of the indenture to be incurred;

      (2) Liens securing any Indebtedness of any of CCIC's Restricted Subsidiaries that was permitted by the terms of the indenture to be incurred;

      (3) Liens in favor of CCIC;

      (4) Liens existing on the date of the August 1999 Senior Note
  Indenture;

      (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

      (6) Liens securing Indebtedness permitted to be incurred under clause
  (5) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

      (7) Liens incurred in the ordinary course of business of CCIC or any Restricted Subsidiary of CCIC since the date of the August 1999 Senior
  Note Indenture with respect to obligations that do not exceed $5.0 million at any one time outstanding and that:

         (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

         (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by CCIC or such Restricted Subsidiary.

    "Permitted Refinancing Indebtedness" means any Indebtedness of CCIC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of CCIC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

      (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (4) such Indebtedness is incurred either by CCIC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

    "Principals" means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centennial Fund IV, L.P.; Centennial Fund V, L.P.; Centennial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; and NAS Partners I, L.L.C. and any Related Party of the foregoing.

    "Public Equity Offering" means an underwritten primary public offering of common stock of CCIC pursuant to an effective registration statement under the Securities Act.

    "Related Party" with respect to any Principal means:

      (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or

      (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Senior Credit Facility" means that certain Credit Agreement, dated as of March 15, 2000, by and among The Chase Manhattan Bank, Key Corporate Capital, Inc. and The Bank of Nova Scotia as agents for the several lenders and Crown Castle Operating Company and CCIC, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

    "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent" and that all Unrestricted Subsidiaries of CCIC shall be excluded from all calculations under Rule 1-02(w).

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "Strategic Equity Investment" means a cash contribution to the common equity capital of CCIC or a purchase from CCIC of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

    "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

    "Subsidiary" means, with respect to any Person:

      (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

      (2) any partnership:

         (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

         (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of:

      (1) the product of:

         (a) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person); multiplied by

         (b) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day; plus

      (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

    "Tower Asset Exchange" means any transaction in which CCIC or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee) of the Tower Assets and cash or Cash Equivalents received by CCIC and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange.

    "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

    "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of CCIC and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by CCIC, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by CCIC or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

    "Unrestricted Subsidiary" means any Subsidiary of CCIC that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

      (1) has no Indebtedness other than Non-Recourse Debt;

      (2) is not party to any agreement, contract, arrangement or understanding with CCIC or any Restricted Subsidiary of CCIC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCIC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CCIC;

      (3) is a Person with respect to which neither CCIC nor any of its Restricted Subsidiaries has any direct or indirect obligation:

         (a) to subscribe for additional Equity Interests; or

         (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

      (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCIC or any of its Restricted Subsidiaries; and

      (5) has at least one director on its board of directors that is not a director or executive officer of CCIC or any of its Restricted
  Subsidiaries and has at least one executive officer that is not a director or executive officer of CCIC or any of its Restricted Subsidiaries.

    Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCIC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", CCIC shall be in default of such covenant). The board of directors of CCIC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of CCIC of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

      (1) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

      (2) no Default would occur or be in existence following such designation.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1) the sum of the products obtained by multiplying:

         (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

         (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

      (2) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain U.S. Federal income tax consequences of the exchange offer to holders of old notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code. Holders of old notes considering the exchange offer should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

    An exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. Federal income tax purposes. Accordingly, there will be no U.S. Federal income tax consequences to holders who exchange their old notes for new notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

    The foregoing discussion of certain U.S. Federal income tax considerations does not consider the facts and circumstances of any particular holder's situation or status. Accordingly, each holder of old notes should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act of 1933 to any broker-dealer for use in connection with any such resale. In addition, until
   , 2001 (90 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the new notes offered hereby will be passed on by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of CCIC as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, have been incorporated by reference in this prospectus and the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         CERTAIN CURRENCY TRANSLATIONS

    CCUK publishes its consolidated financial statements in pounds sterling. For the convenience of the reader, this prospectus contains translations of certain pound sterling amounts into U.S. dollars at specified rates or, if not so specified, at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on March 30, 2001, of (Pounds)1.00 = $1.4190. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or any other rates. On June 15, 2001, the noon buying rate was (Pounds)1.00 = $1.4056.

                   $450,000,000 9 3/8% Senior Notes Due 2011

                      [LOGO OF CROWN CASTLE INTERNATIONAL]

                        CROWN CASTLE INTERNATIONAL CORP.

                               Offer to Exchange
                all Outstanding 9 3/8% Senior Notes Due 2011 for
  9 3/8% Senior Notes Due 2011 which have been Registered under the Securities
                                  Act of 1933

                                 ------------
                                   Prospectus
                                       , 2001
                                 ------------

    Until    , 2001, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

    Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery") or any court in which such suit or action was brought shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

    Accordingly, the Restated Certificate of Incorporation of the Company provides that the Company shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the Company. The Company may, by action of the Board of Directors, indemnify other employees and agents of the Corporation, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the indemnification of directors and officers of the Company. Notwithstanding the foregoing, the Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or otherwise by the Company. The Company may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

    Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

    The Company's By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or, while a director or officer of the Company, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the

Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's By-laws. The Company shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Company's By-laws or otherwise.

    The Company's By-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Company's By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of the Company's By-laws or otherwise. The Company may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    The Company's By-laws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a subsidiary thereof and to any person who is or was serving at the request of the Company or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a subsidiary thereof, to the fullest extent of the provisions of the Company's By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Item 21. Exhibits and Financial Statement Schedules

    (a) Exhibits


                                 EXHIBIT INDEX

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
   **2.1 Formation Agreement, dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub LLC, and
         Crown Atlantic Holding Company LLC

  ***2.2 Amendment Number 1 to Formation Agreement, dated March 31, 1999, among
         Crown Castle International Corp., Cellco Partnership, doing business as Bell Atlantic Mobile, certain Transferring Partnerships and CCA
         Investment Corp.

  ***2.3 Crown Atlantic Company LLC Operating Agreement entered into as of
         March 31, 1999 by and between Cellco Partnership, doing business as Bell Atlantic Mobile, and Crown Atlantic Holding Sub LLC

 ****2.4 Amendment to Sublease, dated June 1, 1999, by and among BellSouth
         Mobility Inc., BellSouth Telecommunications Inc., The Transferring
         Entities, Crown Castle International Corp. and Crown Castle South Inc.

 ****2.5 Sublease dated June 1, 1999 by and among BellSouth Mobility Inc.,
         Certain BMI Affiliates, Crown Castle International Corp. and Crown
         Castle South Inc.

 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------

    +2.6  Agreement to Sublease dated August 1, 1999 by and among BellSouth
          Personal Communications, Inc., BellSouth Carolinas PCS, L.P., Crown
          Castle International Corp. and Crown Castle South Inc.

    +2.7  Sublease dated August 1, 1999 by and among BellSouth Personal
          Communications, Inc., BellSouth Carolinas PCS, L.P., Crown Castle
          International Corp. and Crown Castle South Inc.

   ++2.8 Formation Agreement dated November 7, 1999 relating to the formation of Crown Castle GT Company LLC, Crown Castle GT Holding Sub LLC, and
          Crown Castle GT Holding Company LLC

   ++2.9  Letter Agreement dated November 7, 1999 between GTE Wireless
          Incorporated and Crown Castle International Corp.

    +2.10 Operating Agreement, dated January 31, 2000, by and between Crown
          Castle GT Corp. and affiliates of GTE Wireless Incorporated

    #4.1  Trust Deed related to (Pounds) 125,000,000 9% Guaranteed Bonds Due
          2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
          Transmission International Ltd. and Castle Transmission Services
          (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
          Corporation p.l c., as Trustee, dated May 21, 1997

    #4.2  First Supplemental Trust Deed related to (Pounds) 125,000,000 9%
          Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as
          Issuer, Castle Transmission International Ltd. and Castle
          Transmission Services (Holdings) Ltd., as Guarantors, and The Law
          Debenture Trust Corporation p.l c., as Trustee, dated October 17,
          1997

    #4.3  Indenture, dated as of November 25, 1997, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 10 5/8% Senior Discount Notes Due 2007
          (including exhibits)

    #4.4  Article Fourth of Certificate of Incorporation of Castle Tower
          Holding Corp. (included in Exhibit 3.1)

   ##4.5  Specimen Certificate of Common Stock

  ###4.6  Indenture, dated as of December 21, 1998, between Crown Castle
          International Corp. and the United States Trust Company of New York, as Trustee, relating to the 12 3/4% Senior Subordinated Exchange
          Debentures Due 2010 (including exhibits)

 ####4.7  Indenture, dated as of May 17, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 9% Senior Notes Due 2011 (including exhibits)

 ####4.8  Indenture, dated as of May 17, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 10 3/8% Senior Discount Notes Due 2011
          (including exhibits)

 ****4.9  Registration Rights Agreement dated June 1, 1999, between BellSouth
          Mobility Inc. and Crown Castle International Corp.

 ####4.10 Indenture, dated as of August 3, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 9 1/2% Senior Notes Due 2011 (including exhibits)

 ####4.11 Indenture, dated as of August 3, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 11 1/4% Senior Discount Notes Due 2011
          (including exhibits)

  +++4.12 Deposit Agreement among Crown Castle International Corp. and the
          United States Trust Company of New York dated November 19, 1999

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 +++4.13 Registration Rights Agreement among Crown Castle International Corp., the United States Trust Company of New York and SFG-P INC. dated
         November 19, 1999

 +++4.14 Warrant Agreement between Crown Castle International Corp. and the
         United States Trust Company of New York dated November 19, 1999

   @4.15 Indenture, dated as of June 26, 2000, between Crown Castle
         International Corp. and United States Trust Company of New York, as
         Trustee, relating to the 10 3/4% Senior Notes Due 2011 (including exhibits)

    4.16 Indenture, dated as of May 16, 2001, between Crown Castle
         International Corp. and The Bank of New York, as Trustee, relating to the 9 3/8% Senior Notes Due 2011 (including exhibits)

    4.17 Registration Rights Agreement among Crown Castle International Corp.
         and the Initial Purchasers, dated May 10, 2001

   *5    Opinion of Cravath, Swaine & Moore

   12    Computation of Ratios of Earnings to Fixed Charges and Earnings to
         Combined Fixed Charges and Preferred Stock Dividends

   23.1  Consent of KPMG LLP

  *23.2  Consent of Cravath, Swaine & Moore (included in Exhibit 5)

   24    Powers of Attorney (included in signature page)

   25    Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 9 3/8% Senior Notes Due 2011

   99.1  Form of Letter of Transmittal

   99.2  Form of Notice of Guaranteed Delivery

   99.3 Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

   99.4  Form of Letter to Clients

   99.5  Form of Tax Guidelines

--------
*    To be filed by amendment
# Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
## Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333-57283).
** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
*** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 31, 1999.
### Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
**** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated June 9, 1999. Incorporated by reference to the exhibit previously filed by the
+    Registrant on Form 10-K (Registration No. 000-24737) dated March 30,
     2000.
#### Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-87765).
++ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 7, 1999.
+++ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 19, 1999.
@ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated June 26, 2000.

Item 22. Undertakings

    The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 19th day of June, 2001.

                                   Crown Castle International Corp.,

                                           /s/ W. Benjamin Moreland
                                   by: ________________________________________
                                      Name:  W. Benjamin Moreland
                                      Title: Senior Vice President, Chief
                                             Financial Officer and Treasurer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of June, 2001.

              Signature                                     Title
              ---------                                     -----

                  *                    Chief Executive Officer and Chairman of the
______________________________________  Board (Principal Executive Officer)
          Ted B. Miller, Jr.

                  *                    President, Chief Operating Officer and Director
______________________________________
            John P. Kelley

       /s/ W. Benjamin Moreland        Senior Vice President, Chief Financial Officer
______________________________________  and Treasurer (Principal Financial Officer)
         W. Benjamin Moreland

                  *                    Senior Vice President, Chief Accounting Officer
______________________________________  and Corporate Controller (Principal Accounting
         Wesley D. Cunningham           Officer)

                                       Director
______________________________________
           Dale N. Hatfield

                  *                    Director
______________________________________
             David L. Ivy

                  *                    Director
______________________________________
           J. Landis Martin


              Signature                                                  Title
              ---------                                                  -----

                  *                    Director
______________________________________
           Randall A. Hack
                  *                    Director
______________________________________
       Edward C. Hutcheson, Jr.
                  *                    Director
______________________________________
          Robert F. McKenzie
                  *                    Director
______________________________________
       William D. Strittmatter
                                       Director
______________________________________
             Lee W. Hogan

  /s/ W. Benjamin Moreland
*By: ____________________________
      W. Benjamin Moreland
      Attorney-in-Fact

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Benjamin Moreland and Wesley D. Cunningham, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of June, 2001.


              Signature                                                  Title
              ---------                                                  -----

        /s/ Ted B. Miller, Jr.         Chief Executive Officer and Chairman of the
______________________________________  Board (Principal Executive Officer)
          Ted B. Miller, Jr.
          /s/ John P. Kelly            President, Chief Operating Officer and Director
______________________________________
            John P. Kelly
       /s/ W. Benjamin Moreland        Senior Vice President and Chief Financial
______________________________________  Officer (Principal Financial Officer)
         W. Benjamin Moreland
       /s/ Wesley D. Cunningham        Senior Vice President, Chief Accounting Officer
______________________________________  and Corporate Controller (Principal Accounting
         Wesley D. Cunningham           Officer)
                                       Director
______________________________________
           Dale N. Hatfield
           /s/ David L. Ivy            Director
______________________________________
             David L. Ivy
         /s/ J. Landis Martin          Director
______________________________________
           J. Landis Martin
         /s/ Randall A. Hack           Director
______________________________________
           Randall A. Hack

     /s/ Edward C. Hutcheson, Jr.      Director
______________________________________
       Edward C. Hutcheson, Jr.

        /s/ Robert F. McKenzie         Director
______________________________________
          Robert F. McKenzie

     /s/ William D. Strittmatter       Director
______________________________________
       William D. Strittmatter
                                       Director
______________________________________
             Lee W. Hogan

                                 EXHIBIT INDEX

 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
   **2.1  Formation Agreement, dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub
          LLC, and Crown Atlantic Holding Company LLC

  ***2.2 Amendment Number 1 to Formation Agreement, dated March 31, 1999, among Crown Castle International Corp., Cellco Partnership, doing business as Bell Atlantic Mobile, certain Transferring Partnerships and CCA Investment Corp.

  ***2.3  Crown Atlantic Company LLC Operating Agreement entered into as of
          March 31, 1999 by and between Cellco Partnership, doing business as Bell Atlantic Mobile, and Crown Atlantic Holding Sub LLC

 ****2.4  Amendment to Sublease, dated June 1, 1999, by and among BellSouth
          Mobility Inc., BellSouth Telecommunications Inc., The Transferring
          Entities, Crown Castle International Corp. and Crown Castle South
          Inc.

 ****2.5  Sublease dated June 1, 1999 by and among BellSouth Mobility Inc.,
          Certain BMI Affiliates, Crown Castle International Corp. and Crown
          Castle South Inc.

    +2.6  Agreement to Sublease dated August 1, 1999 by and among BellSouth
          Personal Communications, Inc., BellSouth Carolinas PCS, L.P., Crown
          Castle International Corp. and Crown Castle South Inc.

    +2.7  Sublease dated August 1, 1999 by and among BellSouth Personal
          Communications, Inc., BellSouth Carolinas PCS, L.P., Crown Castle
          International Corp. and Crown Castle South Inc.

   ++2.8 Formation Agreement dated November 7, 1999 relating to the formation of Crown Castle GT Company LLC, Crown Castle GT Holding Sub LLC, and
          Crown Castle GT Holding Company LLC

   ++2.9  Letter Agreement dated November 7, 1999 between GTE Wireless
          Incorporated and Crown Castle International Corp.

    +2.10 Operating Agreement, dated January 31, 2000, by and between Crown
          Castle GT Corp. and affiliates of GTE Wireless Incorporated

    #4.1  Trust Deed related to (Pounds) 125,000,000 9% Guaranteed Bonds Due
          2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
          Transmission International Ltd. and Castle Transmission Services
          (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
          Corporation p.l c., as Trustee, dated May 21, 1997

    #4.2  First Supplemental Trust Deed related to (Pounds) 125,000,000 9%
          Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as
          Issuer, Castle Transmission International Ltd. and Castle
          Transmission Services (Holdings) Ltd., as Guarantors, and The Law
          Debenture Trust Corporation p.l c., as Trustee, dated October 17,
          1997

    #4.3  Indenture, dated as of November 25, 1997, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 10 5/8% Senior Discount Notes Due 2007
          (including exhibits)

    #4.4  Article Fourth of Certificate of Incorporation of Castle Tower
          Holding Corp. (included in Exhibit 3.1 thereto)

   ##4.5  Specimen Certificate of Common Stock

  ###4.6  Indenture, dated as of December 21, 1998, between Crown Castle
          International Corp. and the United States Trust Company of New York, as Trustee, relating to the 12 3/4% Senior Subordinated Exchange
          Debentures Due 2010 (including exhibits)


 Exhibit
   No.                            Description of Exhibit
 --------                         ----------------------
 ####4.7  Indenture, dated as of May 17, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 9% Senior Notes Due 2011 (including exhibits)
 ####4.8  Indenture, dated as of May 17, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 10 3/8% Senior Discount Notes Due 2011
          (including exhibits)
 ****4.9  Registration Rights Agreement dated June 1, 1999, between BellSouth
          Mobility Inc. and Crown Castle International Corp.
 ####4.10 Indenture, dated as of August 3, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 9 1/2% Senior Notes Due 2011 (including exhibits)
 ####4.11 Indenture, dated as of August 3, 1999, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 11 1/4% Senior Discount Notes Due 2011
          (including exhibits)
  +++4.12 Deposit Agreement among Crown Castle International Corp. and the
          United States Trust Company of New York dated November 19, 1999
  +++4.13 Registration Rights Agreement among Crown Castle International Corp., the United States Trust Company of New York and SFG-P INC. dated
          November 19, 1999
  +++4.14 Warrant Agreement between Crown Castle International Corp. and the
          United States Trust Company of New York dated November 19, 1999
    @4.15 Indenture, dated as of June 26, 2000, between Crown Castle
          International Corp. and United States Trust Company of New York, as
          Trustee, relating to the 10 3/4% Senior Notes Due 2011 (including exhibits)
     4.16 Indenture, dated as of May 16, 2001, between Crown Castle
          International Corp. and The Bank of New York, as Trustee, relating to the 9 3/8% Senior Notes Due 2011 (including exhibits)
     4.17 Registration Rights Agreement among Crown Castle International Corp.
          and the Initial Purchasers, dated May 16, 2001.
    *5    Opinion of Cravath, Swaine & Moore
    12    Computation of Ratios of Earnings to Fixed Charges and Earnings to
          Combined Fixed Charges and Preferred Stock Dividends
    23.1  Consent of KPMG LLP
   *23.2  Consent of Cravath, Swaine & Moore (included in Exhibit 5)
    24    Powers of Attorney (included in signature page)
    25    Statement of Eligibility and Qualification under the Trust Indenture
          Act of 1939 of The Bank of New York, as Trustee, on Form T-1,
          relating to the 9 3/8% Senior Notes Due 2011
    99.1  Form of Letter of Transmittal
    99.2  Form of Notice of Guaranteed Delivery
    99.3  Form of Letters to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees
    99.4  Form of Letter to Clients
    99.5  Form of Tax Guidelines

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*    To be filed by amendment
# Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
## Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333-57283).

** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
*** Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 31, 1999.
### Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
**** Incorporated by reference to the exhibit previously filed by the
     Registrant on Form 8-K (Registration No. 0-24737) dated June 9, 1999.
+ Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-K (Registration No. 000-24737) dated March 30, 2000.
#### Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-87765).
++ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 7, 1999.
+++ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 19, 1999.
@ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated June 26, 2000.